    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON MARCH 10, 2000.
                                                    REGISTRATION NO. 333-[     ]
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                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                         ------------------------------

                                    FORM S-3

                          REGISTRATION STATEMENT UNDER
                           THE SECURITIES ACT OF 1933
                         ------------------------------

                            ANTHRACITE CAPITAL, INC.
             (Exact name of Registrant as specified in its charter)

                                    MARYLAND
                        (State or other jurisdiction of
                         incorporation or organization)

                                   13-3978906
                      (I.R.S. Employer Identification No.)
                         ------------------------------

                          345 PARK AVENUE, 29TH FLOOR
                               NEW YORK, NY 10154
                                 (212) 754-5560
    (Address, Including Zip Code, and Telephone Number, Including Area Code,
               of each Registrant's Principal Executive Offices)
                         ------------------------------

                                 HUGH R. FRATER
                                   PRESIDENT
                            ANTHRACITE CAPITAL, INC.
                          345 PARK AVENUE, 29TH FLOOR
                               NEW YORK, NY 10154
                                 (212) 754-5560

           (Name, Address, Including Zip Code, and Telephone Number,
                   Including Area Code, of Agent for Service)

                                    COPY TO:
                            VINCENT J. PISANO, ESQ.
                    SKADDEN, ARPS, SLATE, MEAGHER & FLOM LLP
                               FOUR TIMES SQUARE
                            NEW YORK, NEW YORK 10036
                                 (212) 735-3000
                         ------------------------------

        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
   FROM TIME TO TIME AFTER THE EFFECTIVE DATE OF THIS REGISTRATION STATEMENT.

    If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, check the following box. / /

    If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. /X/

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box: / /
                         ------------------------------

                        CALCULATION OF REGISTRATION FEE

                                                                                    PROPOSED MAXIMUM         AMOUNT OF
                   TITLE OF EACH CLASS OF                          AMOUNT TO       AGGREGATE OFFERING      REGISTRATION
                SECURITIES TO BE REGISTERED                      BE REGISTERED         PRICE(1)(2)           FEE(1)(2)
Common Stock, $.001 par value(3)............................       4,081,633
10.5% Series A Senior Cumulative Convertible Redeemable
  Preferred Stock, $.001 par value(3).......................       1,200,000
Total.......................................................                          $200,000,000            $52,800

(1) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457.

(2) Shares of 10.5% Series A Senior Cumulative Convertible Redeemable Preferred Stock are convertible into shares of Common Stock. Accordingly, only one registration fee for these securities has been paid in accordance with Rule 457(i).

(3) Also includes such indeterminate number of shares of Common Stock as may be issued from time to time at indeterminate prices pursuant to the anti-dilution provisions of the Preferred Stock.

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

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--------------------------------------------------------------------------------

PROSPECTUS
THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE OR THE SELLING SHAREHOLDER MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

                            ANTHRACITE CAPITAL, INC.

                                 10.5% SERIES A
            SENIOR CUMULATIVE CONVERTIBLE REDEEMABLE PREFERRED STOCK
                                AND COMMON STOCK

                            ------------------------

    This prospectus relates to the sale by a selling shareholder of up to 1,200,000 shares of our 10.5% Series A Senior Cumulative Convertible Redeemable Preferred Stock or common stock into which it is convertible.

    REFERENCES IN THIS PROSPECTUS OR ANY ACCOMPANYING PROSPECTUS SUPPLEMENT TO "ANTHRACITE," "WE," "US," OR "OUR" REFER TO ANTHRACITE CAPITAL, INC. REFERENCES IN THIS PROSPECTUS OR ANY ACCOMPANYING PROSPECTUS SUPPLEMENT TO THE "SELLING SHAREHOLDER" REFER TO RECP II ANTHRACITE, LLC.

    WE URGE YOU TO READ THIS PROSPECTUS AND ANY ACCOMPANYING PROSPECTUS SUPPLEMENT, WHICH WILL DESCRIBE THE SPECIFIC TERMS OF THE COMMON STOCK AND THE PREFERRED STOCK, CAREFULLY BEFORE YOU MAKE YOUR INVESTMENT DECISION.

                            ------------------------

    Our common stock is listed on the New York Stock Exchange under the symbol "AHR".

    We are paying the costs of preparing and filing the registration statement of which this prospectus and any accompanying prospectus supplement form a part.

    NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                            ------------------------

    THIS PROSPECTUS MAY NOT BE USED TO SELL SECURITIES UNLESS ACCOMPANIED BY A PROSPECTUS SUPPLEMENT.

                 The date of this prospectus is March   , 2000

                             ABOUT THIS PROSPECTUS

    This prospectus relates to the sale by a selling shareholder of up to 1,200,000 shares of our 10.5% Series A Senior Cumulative Convertible Redeemable Preferred Stock, which we refer to as the Series A preferred stock, or the number of shares of our common stock into which the Series A preferred stock is convertible. The selling shareholder may sell any combination of the securities described in this prospectus in one or more offerings. This prospectus provides you with a general description of the securities the selling shareholder may offer. Each time the selling shareholder sells the securities, the selling shareholder will provide a prospectus supplement that will contain specific information about the terms of that offering. You should read this prospectus and any accompanying prospectus supplement together with additional information described under the heading "Where You Can Find More Information."

                      WHERE YOU CAN FIND MORE INFORMATION

    We file reports, proxy statements, and other information with the SEC. Such reports, proxy statements, and other information concerning us can be read and copied at the SEC's Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the Public Reference Room. The SEC maintains an internet site at http://www.sec.gov that contains reports, proxy and information statements and other information regarding issuers that file electronically with the SEC, including ours. Our common stock is listed and traded on the New York Stock Exchange. These reports, proxy statements and other information are also available for inspection at the offices of the NYSE, 20 Broad Street, New York, New York 10005.

    This prospectus is part of a registration statement filed with the SEC by us. The full registration statement can be obtained from the SEC as indicated above, or from us.

    The SEC allows us to "incorporate by reference" the information we file with the SEC. This permits us to disclose important information to you by referencing these filed documents. Any information referenced this way is considered part of this prospectus, and any information filed with the SEC subsequent to this prospectus will automatically be deemed to update and supersede this information. We incorporate by reference the following documents which have been filed with the SEC:

    - the description of our common stock contained in our registration statement on Form 8-A dated March 5, 1998,

    - Annual Report on Form 10-K for the period from March 24, 1998 (commencement of operations) to December 31, 1998,

    - Quarterly Reports on Form 10-Q for the fiscal quarters ended March 31, 1999, June 30, 1999 and September 30, 1999,

    - Current Report on Form 8-K dated December 2, 1999 and

    - Current Report on Form 8-K dated February 16, 2000.

    We incorporate by reference the documents listed above and any future filings made with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act of 1934 from the date of this prospectus until we file a post-effective amendment which indicates the termination of the offering of the securities made by this prospectus.

    Any statement contained in a document incorporated or considered to be incorporated by reference in this prospectus shall be considered to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus or any prospectus supplement or in any subsequently filed document that is or is considered to be incorporated by reference modifies or supersedes the statement. Any statement that is so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

    We will provide without charge upon written or oral request, a copy of any or all of the documents which are incorporated by reference to this prospectus, other than exhibits which are specifically incorporated by reference into such documents. You may direct your requests to Investor Relations, Anthracite Capital, Inc., 345 Park Avenue, 29th Floor, New York, New York 10154 (telephone number (212) 409-3333).

           CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING STATEMENTS

    Some statements contained or incorporated by reference in this prospectus or any prospectus supplement constitute forward-looking statements as such term is defined in Section 27A of the Securities Act and Section 21E of the Exchange Act. Some factors could cause actual results to differ materially from those in the forward-looking statements. Factors that might cause such a material difference include, but are not limited to:

    (a) changes in the general economic climate,

    (b) termination of the management agreement,

    (c) interest rate fluctuations,

    (d) our failure to qualify as a REIT and

    (e) general competitive factors.

                    ANTHRACITE CAPITAL, INC. AND THE MANAGER

    Anthracite Capital, Inc., a Maryland corporation, was formed in November 1997 to invest in multifamily, commercial and residential mortgage loans, mortgage-backed securities and other real estate related assets in both U.S. and non-U.S. markets. We have elected to be taxed as a real estate investment trust under the Internal Revenue Code of 1986, as amended, and we will generally not be subject to Federal income tax to the extent that we distribute our net income to our stockholders and qualify for taxation as a REIT. Our operations are managed by BlackRock Financial Management, Inc. which is referred to in this prospectus as the Manager. We have no ownership interest in the Manager.

    The Manager is a subsidiary of PNC Bank, National Association, which is itself a wholly owned subsidiary of PNC Bank Corp. Established in 1988, the Manager is a registered investment adviser under the Investment Advisers Act of 1940 and is one of the largest fixed-income investment management firms in the United States. The Manager engages in investment and risk management as its sole businesses and specializes in the management of domestic and offshore fixed-income assets for pension and profit sharing plans, financial institutions such as banking and insurance companies and mutual funds for retail and institutional investors.

    The address of the Manager is 345 Park Avenue, 29(th) Floor, New York, New York 10154.

                                USE OF PROCEEDS

    We will not receive any of the proceeds of sales by the selling shareholder.

                       RATIO OF EARNINGS TO FIXED CHARGES

    The following table displays our ratio of earnings to fixed charges.

                                                               FOR THE PERIOD
                                                               MARCH 24, 1998        NINE MONTHS
                                                                   THROUGH              ENDED
                                                              DECEMBER 31, 1998   SEPTEMBER 30, 1999
                                                              -----------------   ------------------
Ratio of earnings to fixed charges..........................        0.94x                2.41x

    Earnings were inadequate to cover fixed charges (loss of $1.4 million) for the period from March 24, 1998 (commencement of operations) to December 31, 1998. The additional earnings required to pay fixed charges is $45,000. The loss included a non-recurring realized loss primarily from the sale of securities, of $18.44 million. Excluding the non-recurring loss, the ratio of earnings to fixed charges would have been 1.72x. Earnings were adequate to cover fixed charges for the nine months ended September 30, 1999.

                              RECENT DEVELOPMENTS

    On February 16, 2000, we announced that we had signed a definitive merger agreement with CORE Cap, Inc., a privately owned mortgage real estate investment trust that is externally managed by GMAC Mortgage Asset Management, Inc., a subsidiary of GMAC Mortgage Corporation. The merger agreement provides for our acquiring 100% of the outstanding common shares of CORE Cap for our common shares, using an exchange ratio based upon the respective net asset values attributable to each company's common stock. At December 31, 1999, CORE Cap had equity capital of approximately $90 million, comprised of common stock and $56.5 million par amount of 10% perpetual, cumulative convertible preferred stock. If the merger is consummated, CORE Cap's preferred stock will be exchanged for a new series of our preferred stock with substantially identical terms. At December 31, 1999, CORE Cap had assets of approximately $1.4 billion, comprised of investment grade quality residential loans and mortgage backed securities including agency securities. We expect that the merger, which is structured as a taxable stock-for-stock transaction, will close in the first half of 2000, subject to the approval of CORE Cap shareholders. The boards of directors of CORE Cap and Anthracite have approved the merger as well as the management of the merged company by BlackRock Financial Management, Inc., a subsidiary of BlackRock, Inc. In connection with the merger, our board of directors would be expanded to include two current representatives of the board of CORE Cap, including a representative of GMAC Mortgage.

                                  RISK FACTORS

    You should carefully consider each of the following risks and all of the other information set forth in this prospectus before deciding to invest in our securities. Some of the following risks relate principally to our business in general and the industry in which we operate. Other risks relate principally to the securities markets and ownership of our securities. The risks and uncertainties described below are not the only ones facing our company. Additional risks and uncertainties not presently known to us or that we currently believe to be immaterial may also adversely affect our business.

    If any of the following risks and uncertainties develop into actual events, our business, financial condition or results of operations could be materially adversely affected. In such case, the trading price of our securities could decline, and you may lose all or part of your investment.

    This prospectus contains forward-looking statements that involve risks and uncertainties. Our actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including the risks faced by us described below and elsewhere in this prospectus.

RISKS RELATED TO OUR BUSINESS

INTEREST RATE FLUCTUATIONS MAY ADVERSELY AFFECT THE VALUE OF MORTGAGE ASSETS AND NET INCOME WHICH COULD HAVE NEGATIVE EFFECTS ON THE MARKET PRICE OF OUR COMMON STOCK.

    Interest rates are highly sensitive to many factors, including governmental monetary and tax policies, domestic and international economic and political considerations and other factors beyond our control. Interest rate fluctuations can adversely affect the income and value of our common stock in many ways and present a variety of risks, including the risk of a mismatch between asset yields and borrowing rates, variances in the yield curve and changing prepayment rates. These risks may cause a decline in the price of our common stock.

    Our operating results will depend in large part on differences between the income from our assets, net of credit losses, and our borrowing costs. We fund a substantial portion of our assets with borrowings which have interest rates that reset monthly or quarterly. We anticipate that, in most cases, the income from our assets will respond more slowly to interest rate fluctuations than the cost of our borrowings, creating a potential mismatch between asset yields and borrowing rates. Consequently, changes in interest rates, particularly short-term interest rates, may significantly influence our net income. Increases in these rates will tend to decrease our net income as well as the market value of our net assets. Interest rate fluctuations that result in our interest expense exceeding interest income would result in our incurring operating losses.

    The relationship between short-term and long-term interest rates is often referred to as the "yield curve." Ordinarily, short-term interest rates are lower than long-term interest rates. If short-term interest rates rise disproportionately relative to long-term interest rates, thereby flattening the yield curve, our borrowing costs may increase more rapidly than the interest income earned on our assets. Because our borrowings will primarily bear interest at short-term rates and our assets will primarily bear interest at medium-term to long-term rates, a flattening of the yield curve will tend to decrease our net income as well as the market value of our net assets. In addition, to the extent cash flows from long-term assets that return scheduled and unscheduled principal are reinvested, the spread between the yields of the new assets and available borrowing rates may decline and also may tend to decrease the net income and market value of our net assets. It is also possible that short-term interest rates may adjust relative to long-term interest rates such that the level of short-term rates exceeds the level of long-term rates. In this case, borrowing costs may exceed the interest income and we could incur operating losses.

DUE TO PREPAYMENT RATE FLUCTUATIONS, OUR YIELDS ON INVESTMENTS MAY DECREASE, WHICH COULD HAVE AN ADVERSE EFFECT ON OUR BUSINESS, FINANCIAL CONDITION OR RESULTS OF OPERATIONS.

    The value of our assets may be affected substantially by prepayment rates on mortgage assets. Prepayment rates on mortgage assets are influenced by changes in current interest rates and a variety of economic, geographic and other factors beyond our control, and consequently, we cannot precisely predict prepayment rates. In periods of declining mortgage interest rates, prepayments on mortgage assets generally increase. If general interest rates decline as well, we are likely to reinvest the proceeds of prepayments received during these periods in assets yielding less than the yields on the mortgage assets that were prepaid. In addition, the market value of the mortgage assets may, because of the risk of prepayment, benefit less from declining interest rates than from other fixed-income securities. Conversely, in periods of rising interest rates, prepayments on mortgage assets generally decrease, in which case we would not have the prepayment proceeds available to invest in assets with higher yields. Consequently, the interplay of prepayment and interest rate fluctuations may cause us to fail to recoup fully our cost of acquisition of certain investments.

OUR INVESTMENTS IN CERTAIN TYPES OF MORTGAGE BACKED SECURITIES PRESENT RISKS OF LOSS WHICH COULD HAVE AN ADVERSE EFFECT ON OUR BUSINESS, FINANCIAL CONDITION OR RESULTS OF OPERATIONS.

    We may acquire IOs, which are classes of mortgage backed securities that are entitled to payments of interest, but only to nominal payments or no payments of principal. The yield to maturity of IOs is very sensitive to the rate of prepayments on the underlying mortgage loans. If the rate of prepayments is faster than anticipated, the yield on IOs will be negatively affected, and, in extreme cases, the IO investment could become worthless. Some IOs bear interest at a floating rate that varies inversely with and often at a multiple of changes in a specified interest rate index. We refer to these IOs as Inverse IOs. Therefore, the yield to maturity of an Inverse IO is extremely sensitive to changes in the related index. We also expect to invest in subordinated IOs, or Sub IOs. Interest amounts otherwise allocable to Sub IOs generally are used to make payments on more senior classes or to fund a reserve account for the protection of senior classes until over-collateralization occurs or the balance in the reserve account reaches a specified level. The yield to maturity of Sub IOs is very sensitive not only to default losses but also to the rate and timing of prepayment on the underlying loans. Consequently, the interplay of prepayment and interest rate fluctuations may cause us to fail to recoup fully the cost of acquiring IOs, Inverse IOs and Sub IOs.

    We may also acquire POs, which are classes of mortgage backed securities that are entitled to payments of principal, but not to payments of interest. The yield to maturity of POs and on classes of mortgage backed securities that are purchased at a discount to their principal balance is very sensitive to changes in the weighted average life of these securities, which in turn is dictated by the rate of prepayments on the underlying mortgage collateral. In periods of declining interest rates, rates of prepayment on mortgage loans generally increase, and if the rate of prepayments is faster than anticipated, the yield on POs and securities purchased at a discount will be positively affected. Conversely, the yield on POs and securities purchased at a discount will be affected adversely by slower than anticipated prepayment rates, which generally are associated with a rising interest rate environment.

OUR INVESTMENT IN SUBORDINATED MORTGAGE BACKED SECURITIES PRESENTS RISKS OF LOSS WHICH COULD HAVE AN ADVERSE EFFECT ON OUR BUSINESS, FINANCIAL CONDITION OR RESULTS OF OPERATIONS.

    We have acquired and intend to acquire a significant amount of non-investment grade mortgage assets, including unrated "first loss" credit support subordinated interests. A first loss security is the most subordinate class in a structure and accordingly is the first to bear the loss upon a default on restructuring or liquidation of the underlying collateral and the last to receive payment of interest and principal. These classes are subject to special risks, including a substantially greater risk of loss of principal and non-payment of interest than more senior, rated classes. The market values of subordinated interests tend to be more sensitive to changes in economic conditions than more senior, rated classes. As a result of these and other factors, subordinated interests generally are not actively traded and may not provide holders of these interests with liquidity of investment. The yield to maturity on subordinated interests of the type we acquire or will acquire will be extremely sensitive to the default and loss experience of the underlying mortgage loans and the timing of any such defaults or losses. Because these types of subordinated interests generally have no credit support, to the extent there are realized losses on the mortgage loans, we may not recover the full amount or, in extreme cases, any of our initial investment in these subordinated interests.

IF WE CANNOT OBTAIN SPECIAL SERVICING RIGHTS FOR SUBORDINATED MORTGAGE BACKED SECURITIES WE HAVE INVESTED IN, OUR INTERESTS IN THESE SUBORDINATED MORTGAGE BACKED SECURITIES MAY BE ADVERSELY AFFECTED.

    When we acquire a subordinated mortgage backed security, we typically will be unable to obtain the right to service the underlying performing mortgage loans, referred to as the mortgage collateral. To minimize our losses, we will seek to obtain the rights to service the underlying mortgage collateral in default. In many cases, we will not be able to obtain these special servicing rights on acceptable terms. If we do acquire special servicing rights, then we will contract with a third-party special servicer to perform the special servicing functions, and thus the performance of our investments will be dependent upon the third party's performance. If we do not obtain special servicing rights with respect to the mortgage collateral underlying our mortgage backed securities, the servicer of the mortgage collateral generally would be responsible to holders of the senior classes of mortgage backed securities, whose interests may not be the same as those of the holders of the subordinated classes. Accordingly, the mortgage collateral may not be serviced in a manner that is most advantageous to us as the holder of a subordinated class.

BECAUSE OF THE RISKS OF BORROWER DEFAULTS, OUR INVESTMENT IN MORTGAGE LOANS IS RISKY AND WE MAY INCUR LOSSES ON OUR INVESTMENTS IN MORTGAGE LOANS DUE TO THESE RISKS.

    We acquire and accumulate and may securitize mortgage loans as part of our investment strategy. While holding mortgage loans, we will be subject to risks of borrower defaults, bankruptcies, fraud and losses and special hazard losses that are not covered by standard hazard insurance. Also, the costs of financing and hedging the mortgage loans could exceed the interest income on the mortgage loans. In the event of any default under mortgage loans we hold, we will bear the risk of loss of principal to the extent of any deficiency between the value of the mortgage collateral and the principal amount of the mortgage loan. It may not be possible or economical for us to securitize all of the mortgage loans that we acquire, in which case we will continue to hold the mortgage loans and bear the risks of borrower defaults, bankruptcies, fraud losses and special hazard losses.

OUR INVESTMENTS IN MULTIFAMILY AND COMMERCIAL LOANS INVOLVE A GREATER RISK OF LOSS THAN SINGLE FAMILY LOANS WHICH MAY ADVERSELY AFFECT OUR BUSINESS, FINANCIAL CONDITION OR RESULTS OF OPERATIONS.

    Multifamily and commercial real estate lending is considered to involve a higher degree of risk than single family residential lending because of a variety of factors, including generally larger loan balances, dependency for repayment on successful operation of the mortgaged property and tenant businesses operating therein, and loan terms that include amortization schedules longer than the stated maturity which provide for balloon payments at stated maturity rather than periodic principal payments. In addition, the value of multifamily and commercial real estate can be affected significantly by the supply and demand in the market for that type of property. Any loss we experience on our multifamily and commercial loan investments could negatively affect our business, financial condition or results of operations.

THE VOLATILITY OF VALUES OF MORTGAGED PROPERTIES MAY AFFECT ADVERSELY OUR MORTGAGE LOANS.

    Commercial and multifamily property values and net operating income derived from commercial and multifamily properties are subject to volatility and may be affected adversely by a number of factors, including, but not limited to,

    - national, regional and local economic conditions, which may be adversely affected by plant closings, industry slowdowns and other factors;

    - local real estate conditions, such as an oversupply of housing, retail, industrial, office or other commercial space;

    - changes or continued weakness in specific industry segments;

    - perceptions by prospective tenants, retailers and shoppers of the safety, convenience, services and attractiveness of the property;

    - the willingness and ability of the property's owner to provide capable management and adequate maintenance;

    - construction quality, age and design;

    - demographic factors;

    - retroactive changes to building or similar codes; and

    - increases in operating expenses, such as energy costs.

    If commercial and multifamily property values and related income decline, our business, financial conditions or results of operations may be adversely affected.

WE INVEST IN LIMITED RECOURSE LOANS WHICH MAY LIMIT THE RECOVERY ON OUR INVESTMENTS TO THE VALUE OF THE MORTGAGED PROPERTY.

    Some of the mortgage loans we acquire may contain limitations on the mortgagee's recourse against the borrower. In other cases, the mortgagee's recourse against the borrower may be limited by applicable provisions of the laws of the jurisdictions in which the mortgaged properties are located or by the mortgagee's selection of remedies and the impact of those laws on that selection. In those cases, in the event of a borrower default, recourse may be limited to only the specific mortgaged property and other assets, if any, pledged to secure the relevant mortgage loan. As to those mortgage loans that provide for recourse against the borrower and its assets generally, we cannot assure you that this recourse will provide us a recovery in respect of a defaulted mortgage loan greater than the liquidation value of the mortgaged property securing that mortgage loan.

OUR INVESTMENTS IN CONSTRUCTION, BRIDGE AND MEZZANINE LOANS INVOLVE GREATER RISKS OF LOSS THAN LOANS SECURED BY INCOME PRODUCING PROPERTIES WHICH MAY ADVERSELY AFFECT OUR BUSINESS, FINANCIAL CONDITION OR RESULTS OF OPERATIONS.

    We may acquire construction loans, bridge loans and mezzanine loans. These types of mortgage loans are considered to involve a higher degree of risk than long-term senior mortgage lending secured by income-producing real property. This is because of a variety of factors, including, in the case of construction loans,

    - dependency on successful completion and operation of the project for repayment,

    - difficulties in estimating construction or rehabilitation costs and

    - loan terms that often require little or no amortization, providing instead for additional advances to be made and for a balloon payment at a stated maturity date.

    In the case of mezzanine loans, the factors would include, among other things, that a foreclosure by the holder of the senior loan could result in a mezzanine loan becoming unsecured. Accordingly, we may not recover some or all of our investment in the mezzanine loan. In addition, construction loans, bridge loans and mezzanine loans may have higher loan to value ratios than conventional mortgage loans because of shared appreciation provisions. Any of these factors may cause us to be materially adversely affected.

BECAUSE WE INVEST IN DISTRESSED MORTGAGE LOANS WHICH MAY HAVE GREATER DEFAULT RISKS THAN PERFORMING LOANS, WE MAY EXPERIENCE LOSS ON SOME OR ALL OF THESE INVESTMENTS.

    We may acquire nonperforming and subperforming mortgage loans, as well as mortgage loans that have had a history of delinquencies. These mortgage loans presently may be in default or may have a greater than normal risk of future defaults and delinquencies, as compared to newly originated, high quality loans. Returns on an investment of this type depend on the borrower's ability to make required payments or, in the event of default, the ability of the loan's servicer to foreclose and liquidate the mortgaged property underlying the mortgage loan. We cannot assure you that the servicer can liquidate a defaulted mortgage loan successfully or in a timely fashion, in which case our returns on these investments would be negatively impacted.

WE INVEST IN FOREIGN MORTGAGE LOANS AND REAL PROPERTIES WHICH ARE SUBJECT TO CURRENCY CONVERSION RISKS, FOREIGN TAX LAWS AND THE GENERAL UNCERTAINTY OF FOREIGN LAWS.

    We may invest in real property, or mortgage loans secured by real property, located outside the united states. Investing in real property located in foreign countries creates risks associated with the uncertainty of foreign laws and markets. Moreover, investments in foreign assets may be subject to currency conversion risks. In addition, income from investment in foreign real property and, in some instances, foreign mortgage loans may be subject to tax by foreign jurisdictions, which would reduce the economic benefit of such investments. Any of these risks may negatively impact any returns on foreign investments, which could adversely affect our business, financial conditions or results of operations.

INVESTMENTS IN REAL PROPERTY MAY NOT GENERATE ANTICIPATED REVENUES.

    Distressed real properties may have significant amounts of unleased space and thus may not generate revenues sufficient to pay operating expenses and meet debt service obligations. The value of our investments in real property and our income and ability to make distributions to our stockholders will be dependent upon the ability of the Manager to hire and supervise capable property managers to operate the real property in a manner that maintains or increases revenues in excess of operating expenses and debt service. Our revenues from real property may be affected adversely by:

    - changes in national or local economic conditions,

    - competition from other properties offering the same or similar attributes,

    - changes in interest rates and in the availability,

    - cost and terms of mortgage funds,

    - the impact of present or future environmental legislation and compliance with environmental laws,

    - the ongoing need for capital improvements, particularly in older structures,

    - changes in real estate tax rates and other operating expenses,

    - adverse changes in governmental rules and fiscal policies,

    - civil unrest,

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    - acts of God, including earthquakes, hurricanes and other natural disasters, which may result in uninsured or underinsured losses,

    - acts of war,

    - adverse changes in zoning laws, and

    - other factors that will be beyond our control.

    Although our insurance will not cover all losses, we maintain comprehensive casualty insurance on our real property, including liability and fire and extended coverage, in amounts sufficient to permit replacement in the event of a total loss, subject to applicable deductibles. We will endeavor to obtain coverage of the type and in the amount customarily obtained by owners of properties similar to our real property. There are certain types of losses, however, generally of a catastrophic nature, such as earthquakes, floods and hurricanes, that may be uninsurable or not economically insurable. Inflation, changes in building codes and ordinances, environmental considerations, provisions in loan documents encumbering properties that have been pledged as collateral security for loans, and other factors also might make it economically impractical to use insurance proceeds to replace a property if it is damaged or destroyed. Under such circumstances, the insurance proceeds we received, if any, might not be adequate to restore our investment with respect to the affected property. If we do not receive enough insurance proceeds to cover our investments, our business, financial condition or results of operations may be adversely affected.

OUR REAL PROPERTY INVESTMENTS MAY BE ADVERSELY AFFECTED BY TAX RATE FLUCTUATIONS OR NEGATIVE TAX ASSESSMENTS.

    All real property we own will be subject to real property taxes and, in some instances, personal property taxes. Such real and personal property taxes may increase or decrease as property tax rates change and as the properties are assessed or reassessed by taxing authorities. An increase in property taxes on our real property could adversely affect our income and ability to make distributions to our stockholders and could decrease the value of that real property.

OUR SALES OF SECURITIES AND ASSETS THROUGH REVERSE REPURCHASE AGREEMENTS AND DOLLAR ROLL AGREEMENTS ARE SUBJECT TO RISKS WHICH MAY ADVERSELY AFFECT US.

    Reverse repurchase agreements involve sales by us of portfolio assets, concurrently with an agreement by us to repurchase such assets at a later date at a fixed price. During the reverse repurchase agreement period, we continue to receive principal and interest payments on those portfolio assets and also have the opportunity to earn a return on the collateral furnished by the counterparty to secure its obligation to redeliver the securities. Dollar rolls are transactions in which we sell securities for delivery in the current month and simultaneously contract to repurchase substantially similar securities on a specified future date. During the roll period, we forgo principal and interest paid on the securities. We are compensated by the difference between the current sales price and the forward price for the future purchase, as well as by the interest earned on the cash proceeds of the initial sale. Reverse repurchase agreements and dollar roll agreements involve the risk that the market value of the securities we retain may decline below the price of the securities we have sold but are obligated to repurchase under the agreement. In that event, we may incur significant losses. In addition, if the buyer of securities under a reverse repurchase agreement or dollar roll agreement files for bankruptcy or becomes insolvent, our use of the proceeds of the agreement may be restricted pending a determination by the other party or its trustee or receiver whether to enforce our obligation to repurchase the securities.

                                       10
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OUR SIGNIFICANT INDEBTEDNESS MAY CAUSE US TO INCUR SIGNIFICANT LOSSES.

    We incur indebtedness in the conduct of our business. We leverage our assets primarily with reverse repurchase agreements, dollar rolls, securitizations of mortgage loans and secured and unsecured loans, including the issuance of commercial paper. The terms of the indebtedness may require us to pay a fixed or adjustable rate of interest, and may provide for any term to maturity that we deem appropriate. Our indebtedness may reduce the net income available for distributions to stockholders. If the interest income on the assets purchased with borrowed funds fails to cover the cost of the borrowings, we will experience net interest losses and may experience net losses and erosion or elimination of our equity.

IF WE ARE UNABLE TO INCUR ADDITIONAL INDEBTEDNESS, OUR INVESTMENT OBJECTIVES MAY
  BE NEGATIVELY AFFECTED.

    Our ability to achieve our investment objectives depends to a significant extent on the ability to borrow money in sufficient amounts and on sufficiently favorable terms to earn incremental returns. We may not be able to achieve the degree of leverage we believe to be optimal due to:

    - decrease in the proportion of the value of our assets that we can borrow against,

    - decreases in the market value of our assets,

    - increases in interest rates,

    - changes in the availability of financing in the market, and

    - conditions then applicable in the lending market and other factors.

    This may cause us to experience losses or less profits than would otherwise be the case.

IF WE CANNOT REPAY OUR INDEBTEDNESS OR IF WE ARE REQUIRED TO PROVIDE ADDITIONAL COLLATERAL TO SECURE THE INDEBTEDNESS, OUR BUSINESS, FINANCIAL CONDITIONS OR RESULTS OF OPERATIONS MAY BE ADVERSELY AFFECTED.

    A substantial portion of our borrowings are in the form of collateralized borrowings. If the value of the assets pledged to secure such borrowings were to decline, we would be required to post additional collateral, reduce the amount borrowed or suffer forced sales of the collateral. If sales were made at prices lower than the carrying value of the collateral, we would experience additional losses. If we are forced to liquidate qualified REIT real estate assets to repay borrowings, we cannot assure you that we will be able to maintain compliance with the REIT provisions of the Internal Revenue Code regarding asset and source of income requirements.

HEDGING TRANSACTIONS MAY LIMIT OUR GAINS AND INCREASE EXPOSURE TO LOSSES.

    We enter into hedging transactions primarily to protect ourselves from the effect of interest rate fluctuations on our floating rate debt and also to protect our portfolio of mortgage assets from interest rate and prepayment rate fluctuations. We cannot assure you that our hedging activities will have the desired beneficial impact on our results of operations or financial condition. Moreover, no hedging activity can completely insulate us from the risks associated with changes in interest rates and prepayment rates.

    Hedging involves risk and typically involves costs, including transaction costs. These costs increase dramatically as the period covered by the hedging increases and during periods of rising and volatile interest rates. We may increase our hedging activity and, thus, increase our hedging costs, during periods when interest rates are volatile or rising. The incurrence of these costs will limit the amount of cash available for distributions to stockholders. We intend generally to hedge as much of the interest rate risk as the Manager determines is in the best interests of our stockholders given the cost of hedging transactions and the need to maintain our status as a REIT.

    We have not established specific policies as to the extent of the hedging transactions in which we engage; however, the members of our board of directors unaffiliated with the Manager will be responsible for reviewing at their regular meetings the extent and effect of hedging activities. The amount of income we may earn from hedging instruments is subject to limitations under the REIT provisions of the Internal Revenue Code. These limitations may result in the Manager electing to have us bear a level of interest rate risk that could otherwise be hedged when the Manager believes, based on all relevant facts, that bearing the risk is advisable to maintain our status as a REIT.

    Hedging instruments often are not traded on regulated exchanges, guaranteed by an exchange or its clearing house, or regulated by any U.S. or foreign governmental authorities. Consequently, there are no requirements with respect to record keeping, financial responsibility or segregation of customer funds and positions. The business failure of a counterparty with which we have entered into a hedging transaction will most likely result in a default. Default by a party with which we have entered into a hedging transaction may result in the loss of unrealized profits and force us to cover our resale commitments, if any, at the then current market price. Although generally we will seek to reserve for ourselves the right to terminate our hedging positions, it may not always be possible to dispose of or close out a hedging position without the consent of the counterparty, and we may not be able to enter into an offsetting contract in order to cover our risk. If a liquid secondary market does not exist for hedging instruments purchased or sold, we may be required to maintain a position until exercise or expiration, which could result in losses.

IF WE FAIL TO MAINTAIN REIT STATUS, WE WOULD EXPERIENCE ADVERSE TAX
  CONSEQUENCES.

    In order to maintain our qualification as a REIT for federal income tax purposes, we must continually satisfy certain tests with respect to the sources of our income, the nature of our assets, the amount of our distributions to stockholders and the ownership of our stock. If we fail to qualify as a REIT in any tax year, we would be taxed as a regular domestic corporation. In that event, we would be subject to federal income tax (including any applicable alternative minimum tax) on our taxable income at regular corporate rates, and distributions to our stockholders would not be deductible by us in computing our taxable income. Corporate tax liability of this nature could be substantial and would reduce the amount of cash available for distribution to our stockholders, which in turn could have an adverse effect on the value of, and trading prices for, our common stock. In addition, the unremedied failure to be treated as a REIT for any one year would disqualify us from being treated as a REIT for the four subsequent years.

IF WE VIOLATE INTERNAL REVENUE CODE RESTRICTIONS ON HEDGING AND BORROWING, WE MAY BE LIABLE FOR SUBSTANTIAL PENALTIES.

    The REIT provisions of the Internal Revenue Code may limit our ability to hedge our assets and related borrowings. Under the REIT provisions, we must limit our income in each year from qualified hedges, together with any other income generated from other than qualifying real estate assets, to less than 25% of our gross income. As a result, we may have to limit our use of certain hedging techniques that might otherwise be advantageous. Any limitation on our use of hedging techniques may result in greater interest rate risk. If we were to receive income from qualified hedges in excess of the 25% limitation, we could incur payment of a penalty tax equal to the amount of income in excess of those limitations, or in the case of a willful violation, loss of REIT status for federal tax purposes.

IF WE VIOLATE INTERNAL REVENUE CODE RESTRICTIONS RELATING TO THE CLASSIFICATION OF OUR ASSETS AND INVESTMENTS, WE MAY BE LIABLE FOR SUBSTANTIAL PENALTIES.

    We must also ensure that at the end of each calendar quarter at least 75% of the value of our assets consists of cash, cash equivalents, government securities and qualifying real estate assets, and of the investments in securities not included in the foregoing, we do not hold more than 10% of the

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
outstanding voting securities of any one issuer and no more than 5% by value of our assets consists of the securities of any one issuer. Failure to comply with any of the foregoing tests would require us to dispose of a portion of our assets within 30 days after the end of the calendar quarter or face loss of REIT status and adverse tax consequences.

RESTRICTIONS ON THE WAY WE DISTRIBUTE INCOME COULD CAUSE US TO BE ADVERSELY
  AFFECTED.

    We must generally distribute at least 95% of our taxable income each year. Our operations may from time to time generate taxable income in excess of cash flows. For example, subordinated mortgage backed securities often are originally issued at a discount to their redemption price, which discount is generally equal to the difference between an obligation's issue price and its redemption price, referred to as original issue discount, or OID. Mezzanine loans also may be deemed to have OID for federal income tax purposes. OID generally will be accrued using a constant yield methodology that does not allow credit losses to be reflected until they are actually incurred. We will be required to recognize as income each year the portion of the OID that accrues during that year, which will increase the amount that we must distribute for that year in order to avoid a corporate-level income tax, notwithstanding the fact that there may be no corresponding contemporaneous receipt of cash by us. In addition, we may recognize taxable market discount income upon the receipt of proceeds from the disposition of, or principal payments on, mortgage loans and mortgage backed securities that are "market discount bonds", although these proceeds often will be used to make non-deductible principal payments on related borrowings. Finally, we may recognize taxable income without receiving a corresponding cash distribution if we foreclose on or make a "significant modification" to a mortgage loan, to the extent that the fair market value of the underlying property or the principal amount of the modified loan, as applicable, exceeds our basis in the original loan. Consequently, our investment activities could have the effect of requiring us to incur borrowings or to liquidate a portion of our portfolio at rates or times that we consider as unfavorable in order to distribute all of our taxable income and thereby avoid corporate-level income tax and maintain our qualification as a REIT.

IF A CHANGE IN THE TAX LAWS APPLICABLE TO REITS OCCURS, AND THE CHANGE IS NEGATIVE TO REITS, OUR BUSINESS, FINANCIAL CONDITION OR RESULTS OF OPERATIONS MAY BE ADVERSELY AFFECTED.

    The rules dealing with federal income taxation are constantly under review by the IRS, the Treasury Department and Congress. New federal tax legislation or other provisions may be enacted into law or new interpretations, rulings or treasury regulations could be adopted, all of which could adversely affect the taxation of us or our stockholders, possibly with retroactive effect. We cannot predict the likelihood of passage of any new tax legislation or other provisions either directly or indirectly affecting us or our stockholders.

NET EXCLUSION INCOME MAY RECEIVE ADVERSE TAX TREATMENT.

    In general, dividend income that a tax-exempt entity receives from us should not constitute unrelated business taxable income as defined in Section 512 of the Internal Revenue Code, commonly referred to as UBTI. If, however, excess inclusion income were realized by us and allocated to stockholders, such income cannot be offset by net operating losses and, if the stockholder is a tax-exempt entity, is fully taxable as UBTI and, as to foreign stockholders, would be subject to federal income tax withholding without reduction pursuant to any otherwise applicable income tax treaty. Excess inclusion income would be generated if we were to acquire residual interests in one or more REMICs. Although there is no excess inclusion income currently generated by a non-REMIC securitization, this result may change if treasury regulations are issued regarding the application of the taxable mortgage pool rules of the Internal Revenue Code to REITs. We intend to arrange our securitizations in a manner to avoid generating significant amounts of excess inclusion income, but we cannot assure you as to how successful we will be in this regard.

THE INTENSE COMPETITION WE FACE MAY ADVERSELY AFFECT OUR ABILITY TO ACQUIRE ASSETS WHICH MAY CAUSE OUR REVENUE AND PROFITABILITY TO SUFFER.

    Our net income depends, in large part, on our ability to acquire mortgage assets at favorable spreads over our borrowing costs. In acquiring mortgage assets, we compete with:

    - other mortgage REITs,

    - specialty finance companies,

    - savings and loan associations,

    - banks,

    - mortgage bankers,

    - insurance companies,

    - mutual funds,

    - institutional investors,

    - investment banking firms,

    - other lenders, and

    - governmental bodies and other entities.

    In addition, there are numerous mortgage REITs with asset acquisition objectives similar to ours and others may be organized in the future. Additional REITs may increase competition for the available supply of mortgage assets suitable for purchase by us. Many of our anticipated competitors are significantly larger than us, have access to greater capital and other resources and may have other advantages over us. In addition to existing companies, other companies may be organized for purposes similar to ours, including companies organized as REITs focused on purchasing mortgage assets. A proliferation of such companies may increase the competition for equity capital and thereby adversely affect the market price of the common stock. In addition, adverse publicity affecting this sector of the capital markets or significant operating failures of competitors may adversely affect the market price of our common stock.

IF WE FAIL TO MAINTAIN EXEMPTION FROM THE INVESTMENT COMPANY ACT, OUR OPERATING FLEXIBILITY WOULD BE RESTRICTED, WHICH COULD RESULT IN NEGATIVE EFFECTS TO OUR BUSINESS, FINANCIAL CONDITIONS OR RESULTS OF OPERATIONS.

    We intend to conduct our business so as not to become regulated as an investment company under the Investment Company Act. The Investment Company Act excludes from regulation entities that are primarily engaged in the business of purchasing or otherwise acquiring "mortgages and other liens on and interests in real estate." Under the current interpretations of the SEC, in order to qualify for this exemption, we must, among other things, maintain at least 55% of our assets directly in mortgage loans, qualifying pass-through certificates and certain other qualifying interests in real estate and an additional 25% of our assets in real estate related assets. In addition, unless certain mortgage backed securities represent all the certificates issued with respect to an underlying pool of mortgage loans, such securities may be treated as securities separate from the underlying mortgage loans and thus, may not qualify as qualifying interests in real estate for purposes of the 55% requirement. Our ownership of many mortgage assets, therefore, will be limited by the provisions of the Investment Company Act. If we fail to qualify for exemption from registration as an investment company, our ability to use leverage would be substantially reduced, and we would be unable to conduct our business as we currently do. Any failure to qualify for this exemption would have a material adverse effect on us.

IF WE ARE SUBJECT TO ENVIRONMENTAL LIABILITIES ARISING OUT OF OUR INVESTMENT IN PROPERTIES WITH ENVIRONMENTAL PROBLEMS, OUR BUSINESS, FINANCIAL CONDITION OR RESULTS OF OPERATIONS MAY BE ADVERSELY AFFECTED.

    We may become subject to environmental risks when we acquire interests in properties with material environmental problems. These environmental risks include the risk that operating costs and values of these assets may be adversely affected by the obligation to pay for the cost of complying with existing environmental laws, ordinances and regulations, as well as the cost of complying with future legislation. These laws often impose liability regardless of whether the owner or operator knows of, or was responsible for, the presence of such hazardous or toxic substances. The costs of investigation, remediation or removal of hazardous substances could exceed the value of the property. Our income and ability to make distributions to our stockholders could be affected adversely by the existence of an environmental liability with respect to our properties.

THE VALUE OF OUR ASSETS ARE ILLIQUID AND MAY DECREASE IN THE FUTURE.

    Many of our assets are and will be relatively illiquid. In addition, certain of the mortgage backed securities that we acquire include interests that have not been registered under the relevant securities laws, resulting in a prohibition against transfer, sale, pledge or other disposition of those mortgage backed securities except in a transaction that is exempt from the registration requirements of, or otherwise in accordance with, those laws. Our ability to vary our portfolio in response to changes in economic and other conditions may be relatively limited. We cannot assure you that the fair market value of any of our assets will not decrease in the future.

RISKS RELATED TO OUR MANAGER

CONFLICTS OF INTEREST OF THE MANAGER MAY RESULT IN DECISIONS THAT DO NOT FULLY REFLECT OUR STOCKHOLDERS' BEST INTERESTS.

    We are subject to conflicts of interest involving the Manager. Our executive officers and some of our directors are directors, officers and employees of the Manager. A majority of our board of directors, however, consists of directors unaffiliated with our Manager.

    We acquire mortgage assets from some of our Manager's affiliates. We may also invest as a co-participant with affiliates of our Manager in loans originated or acquired by these affiliates. Although these investments would be reviewed by directors who are unaffiliated with the Manager, the unaffiliated directors will still rely primarily on information provided by the Manager in reviewing these transactions. Because the Manager is a majority-owned subsidiary of PNC Bank, there is a risk that PNC Bank will be able to exert influence over these investment decisions. The interests of our Manager may directly conflict with the interests of our stockholders.

    Our Manager purchases and manages mortgage assets and other real estate related assets for third-party accounts and some of these assets may also be suitable for us. Our Manager also provides services to REITs not affiliated with us. As a result, there may be a conflict of interest between the operations of the Manager and its affiliates in the acquisition and disposition of mortgage assets. In addition, the Manager and its affiliates may from time to time purchase mortgage assets for their own account and may purchase or sell assets from or to us. These conflicts may result in decisions and allocations of mortgage assets by the Manager that are not in our best interests, even though the Manager seeks to allocate investment opportunities in a fair manner among accounts for which particular opportunities are suitable and to achieve the most favorable price in all transactions.

OUR MANAGER MAY EARN INCENTIVE COMPENSATION, WHICH MAY ALSO BE ADVERSE TO OUR INTERESTS AND TO THE INTERESTS OF OUR STOCKHOLDERS.

    In addition to its base management compensation, the Manager will have the opportunity to earn incentive compensation under the management agreement for each fiscal quarter in an amount equal to 25% of our funds from operations, before payment of the incentive compensation, plus gains (or minus losses) from certain transactions in excess of the amount that would produce an annualized return on invested common stock capital equal to the ten-year U.S. treasury rate plus 3.5%, expressed as a quarterly rate. In evaluating mortgage assets for investment and in other management strategies, the opportunity to earn a performance fee based on net income may lead our Manager to place undue emphasis on the maximization of income at the expense of other criteria, like preservation of capital, in order to achieve a higher incentive compensation. This could result in increased risk to the value of our portfolio. The management agreement does not limit or restrict the right of the Manager or any of its officers, directors, employees or affiliates to engage in any business or render services of any kind to any other person, including other REITs. The ability of the Manager and its employees to engage in other business activities could reduce the time and effort spent on our management.

IF OUR MANAGER LOSES ANY OF ITS KEY PERSONNEL, OUR BUSINESS, FINANCIAL CONDITION OR RESULTS OF OPERATION COULD BE ADVERSELY AFFECTED.

    We are heavily dependent for the selection, structuring and monitoring of our mortgage assets and associated borrowings on the diligence and skill of the officers and employees of the Manager. We do not have employment agreements with our senior officers, nor do we require the Manager to employ specific personnel or dedicate employees solely to us. The Manager in turn is dependent on the efforts of senior management personnel. While we believe that the Manager could find replacements for its key executives, the loss of their services could have an adverse effect on the operations of the Manager and us.

IF WE TERMINATE THE MANAGEMENT AGREEMENT, WE MAY HAVE TO PAY SUBSTANTIAL TERMINATION FEES TO THE MANAGER.

    We may terminate, or decline to renew the term of, the management agreement without cause upon 60 days' written notice. We would be obligated to pay the Manager a substantial termination fee in the event we terminate the management agreement, except in the case of a termination for cause. Payment of this termination fee, which will be equal to the value of the management agreement for four years, could have an adverse effect on our financial condition, cash flows and results of operations and would reduce the amount of funds available for distribution to our stockholders.

IF WE ARE REQUIRED TO INDEMNIFY OUR MANAGER UNDER THE MANAGEMENT AGREEMENT, WE MAY INCUR SUBSTANTIAL COSTS IN COMPLYING WITH OUR INDEMNIFICATION OBLIGATIONS.

    Under the management agreement, the Manager will not assume any responsibility other than to render the services called for under the agreement and will not be responsible for any action of the board of directors in following or declining to follow its advice or recommendations. The Manager and its directors and officers will not be liable to us, any subsidiary of ours, the unaffiliated directors, our stockholders or any subsidiary's stockholders for acts performed in accordance with and under the management agreement, except by reason of acts constituting bad faith, willful misconduct, gross negligence or reckless disregard of their duties under the management agreement. We have agreed to indemnify the Manager and its directors and officers with respect to all expenses, losses, damages, liabilities, demands, charges and claims arising from acts of the Manager not constituting bad faith, willful misconduct, gross negligence or reckless disregard of duties, performed in good faith in accordance with and under the management agreement. As these indemnification obligations may be significant, our business, financial condition or results of operations may be adversely affected.

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RISKS RELATED TO OUR CAPITAL STOCK

FUTURE SALES OF OUR COMMON STOCK, OR SECURITIES CONVERTIBLE INTO OR EXCHANGEABLE FOR OUR COMMON STOCK, COULD DILUTE THE INTEREST OF HOLDERS OF COMMON STOCK.

    We expect in the future to increase our capital resources by making additional offerings of equity and debt securities, including classes of preferred stock, common stock, commercial paper, medium-term notes, and senior or subordinated notes. The effect of additional equity offerings may be the dilution of the equity of our stockholders or the reduction of the price of shares of the common stock, or both. Moreover, all debt securities and other borrowings, as well as all classes of preferred stock, will be senior to the common stock in the event we are liquidated. We are unable to estimate the amount, timing or nature of additional offerings as they will depend upon market conditions and other factors.

RESTRICTIONS ON OWNERSHIP OF OUR COMMON STOCK MAY CAUSE AN INTENDED TRANSFEREE OF OUR SHARES TO LOSE ALL RIGHTS TO THOSE SHARES.

    In order for us to meet the requirements for qualification as a REIT at all times, our Articles of Amendment and Restatement prohibit any person from acquiring or holding, directly or indirectly, shares of capital stock in excess of 9.8% (in value or in number of shares, whichever is more restrictive) of the aggregate of the outstanding shares of any class of capital stock of the Company. Our Articles of Amendment and Restatement further prohibit:

    - any person from beneficially or constructively owning shares of capital stock that would result in us being "closely held" under Section 856(h) of the Internal Revenue Code or would otherwise cause us to fail to qualify as a REIT, and

    - any person from transferring shares of capital stock if the transfer would result in shares of capital stock being beneficially owned by fewer than 100 persons.

    If any transfer of shares of our capital stock occurs which, if effective, would result in a violation of one or more ownership limitations, then that number of shares of capital stock, the beneficial or constructive ownership of which otherwise would cause the person to violate the limitations (rounded to the nearest whole shares), will be automatically transferred to a trustee of a trust for the exclusive benefit of one or more charitable beneficiaries. The intended transferee would then lose any rights in those shares. If any transfer occurs which, if effective, would result in shares of capital stock being owned by fewer than 100 persons, then the transfer shall be null and void and the intended transferee would not acquire any rights to the stock. Our board of directors may waive the limitations for certain investors in limited circumstances.

PROVISIONS OF OUR PREFERRED STOCK AND APPLICABLE STATE LAW MAY PREVENT ANY TAKEOVER ATTEMPT OR OTHER CHANGE OF CONTROL OF US.

    Our authorized capital stock includes preferred stock issuable in one or more series. The issuance of preferred stock could have the effect of making an attempt to gain control of us more difficult by means of a merger, tender offer, proxy contest or otherwise. The preferred stock, if issued, would have a preference on dividend payments that could affect our ability to make dividend distributions to the common stockholders. The provisions of our Articles of Amendment and Restatement or relevant Maryland law may inhibit market activity and the resulting opportunity for the holders of the common stock to receive a premium for their common stock that might otherwise exist in the absence of these provisions. These provisions also may make us an unsuitable investment vehicle for any person seeking to obtain ownership of more than 9.8% of the outstanding shares of our common stock.

    Material provisions of the Maryland General Corporation Law relating to "business combinations" and a "control share acquisition" and of our Articles of Amendment and Restatement and Bylaws may

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
also have the effect of delaying, deterring or preventing a takeover attempt or other change in control of us that would be beneficial to stockholders and might otherwise result in a premium over then prevailing market prices. Although our Bylaws contain a provision exempting the acquisition of common stock by any person from the control share acquisition statute, we cannot assure you that this provision will not be amended or eliminated at any time in the future.

EMPLOYEE BENEFIT PLANS THAT INVEST IN OUR STOCK ARE SUBJECT TO ADDITIONAL ERISA-RELATED RISKS.

    Fiduciaries of employee benefit plans subject to Title I of the Employee Retirement Income Security Act of 1974, as amended, should consider the ERISA fiduciary investment standards before authorizing an investment by a plan in our stock. In addition, fiduciaries of employee benefit plans or other retirement arrangements which are subject to Title I of ERISA, and/or Section 4975 of the Internal Revenue Code, as well as any entity, including an insurance company general account, whose underlying assets include plan assets by reason of a plan or account investing in such entity, should consult with their legal counsel to determine whether an investment in our stock will cause our assets to be considered plan assets under the plan asset regulations found in 29 C.F.R.
Section 2510.3-101, thereby subjecting the plan to the prohibited transaction rules and our assets to the fiduciary investment standards of ERISA, or cause the excise tax provisions of Section 4975 of the Internal Revenue Code, to apply to our assets, unless some exception or exemption granted by the Department of Labor applies to the acquisition, holding or transfer of the stock.

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                          DESCRIPTION OF CAPITAL STOCK

    This prospectus contains a summary of our common stock and Series A preferred stock. These summaries are not meant to be a complete description of each security. However, this prospectus contains the material terms and conditions for each security.

    Our authorized capital stock consists of 500,000,000 shares of capital stock, 400,000,000 of such shares being common stock, par value $.001 per share, and 100,000,000 shares being preferred stock, par value $.001 per share, issuable in one or more series. 20,961,534 shares of common stock were issued and outstanding as of December 31, 1999. 1,200,000 shares of Series A preferred stock were issued and outstanding as of December 31, 1999. No warrants to purchase either common stock or preferred stock were issued or outstanding as of December 31, 1999. 4,081,633 shares of our common stock have been reserved for issuance upon conversion of our Series A preferred stock.

COMMON STOCK

    VOTING RIGHTS. Each holder of common stock is entitled to one vote for each share held on all matters to be voted upon by our stockholders, subject to the provisions of our charter regarding the ownership of shares of common stock in excess of the ownership limitations described below under "Repurchase of Shares and Restrictions on Transfer."

    DIVIDENDS. The holders of outstanding shares of common stock, subject to any preferences that may be applicable to any outstanding series of preferred stock, are entitled to receive ratably such dividends out of assets legally available for that purpose at such times and in such amounts as the board of directors may from time to time determine.

    LIQUIDATION AND DISSOLUTION. Upon our liquidation or dissolution, the holders of the common stock will be entitled to share ratably in our assets legally available for distribution to stockholders after payment of, or provision for, all known debts and liabilities and subject to the prior rights of any holders of any preferred stock then outstanding.

    OTHER RIGHTS. Holders of the common stock generally have equal dividend, distribution, liquidation and other rights, and shall have no preference, conversion, exchange, appraisal, preemptive or cumulative voting rights. All outstanding shares of the common stock are, and any common shares offered by a prospectus supplement, when issued, will be, duly authorized, fully paid and non-assessable by Anthracite.

TRANSFER AGENT AND REGISTRAR

    The Bank of New York acts as transfer agent and registrar for the common stock.

PREFERRED STOCK

    GENERAL. We are authorized to issue 100,000,000 shares of preferred stock, 1,200,000 shares of which are currently issued and outstanding and designated as our Series A preferred stock. Our board of directors has the authority, without further action by the stockholders, to issue shares of preferred stock in one or more series and to fix the number of shares, dividend rights, conversion rights, voting rights, redemption rights, liquidation preferences, sinking funds, and any other rights, preferences, privileges and restrictions applicable to each such series of preferred stock. The issuance of preferred stock could have the effect of making an attempt to gain control of us more difficult by means of a merger, tender offer, proxy contest or otherwise. The preferred stock would have or, in the case of issued and outstanding preferred stock, has, a preference on dividend payments that could affect our ability to make dividend distributions to the common stockholders. The preferred stock will, when issued, be, and in the case of the issued and outstanding preferred stock, is, duly authorized, fully paid and non-assessable by Anthracite.

    SERIES A PREFERRED STOCK. The following description is merely a summary of terms and is qualified by reference to our articles supplementary attached as an exhibit to the registration statement filed with

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the SEC and of which this prospectus forms a part. We issued 1,200,000 shares of preferred stock designated as 10.5% Series A Senior Cumulative Convertible Redeemable Preferred Stock on December 2, 1999. The shares of the Series A preferred stock rank prior to all shares of any other class or series of our capital stock, unless such other class or series by its terms ranks senior to the shares of the Series A preferred stock, with respect to voting powers, preferences and relative, participating, optional and other special rights of the shares.

    Voting Rights. Holders of shares of the Series A preferred stock are entitled to vote as a single class with the common stockholders and are entitled to the number of votes per share on each matter submitted to a vote of common stockholders equal to the number of whole shares of common stock into which the Series A preferred stock is convertible.

    Dividends. Holders of Series A preferred stock are entitled to receive dividends payable in cash on each share of Series A preferred stock in an amount per annum equal to $2.625. Dividends are cumulative, whether or not declared, and payable quarterly in arrears on each January 5, April 5, July 5 and October
5. All unpaid dividends compound on a quarterly basis at a rate of 10.5% per annum and commenced to accrue on the date of issuance, December 2, 1999.

    Liquidation and Dissolution. Upon our liquidation, dissolution or winding up, the holders of the shares of Series A preferred stock are entitled to receive, before any distribution or payment is made on any shares of any class or series of the capital stock of Anthracite ranking junior to the Series A preferred stock, a per share amount equal to the sum of $27.75 and an amount equal to all accrued but unpaid dividends thereon and unpaid interest, computed up to the date that payment thereof is made available.

    Conversion. Holders are entitled to convert shares of the Series A preferred stock at any time after the date of issuance. The conversion price per share is equal to $7.35 per share, subject to adjustment from time to time including upon issuances by us of common stock at less than its current market price, stock splits or reverse stock splits, stock dividends, or a merger or sale of substantially all of our assets. Each share of Series A preferred stock is convertible into the number of shares of common stock determined by dividing $25.00 by the applicable conversion price. Beginning on December 2, 2002, each outstanding share of the Series A preferred stock will be converted automatically into shares of common stock upon the closing of a public offering of our common stock in which the aggregate offering price is not less than $10 million and the offering price per share is at least 150% of the then applicable conversion price at which the Series A preferred stock may be converted into common stock.

    Redemption. At any time after December 2, 2002, we are entitled to redeem all but not less than all outstanding shares of Series A preferred stock, at a redemption price per share payable in cash equal to $27.75 per share, plus accrued but unpaid dividends thereon and unpaid interest to the date fixed for redemption PROVIDED, that the average closing price per share of our common stock for the 90 days immediately prior to the date of redemption is at least 150% of the applicable conversion price on the date of redemption. On
December 2, 2006 and at any time thereafter, each preferred stockholder is entitled to cause us to redeem all of its shares of Series A preferred stock then outstanding, at a redemption price per share payable in cash equal to $27.75 per share, plus accrued but unpaid dividends thereon and unpaid interest to the date fixed for redemption. Upon the occurrence of a change of control of us, including a change in the Manager or a sale of all or substantially all of our assets, each preferred stockholder is entitled to require us to purchase for cash all or a portion of such holder's Series A preferred stock, at a redemption price per share payable in cash equal to $27.75 per share, plus accrued but unpaid dividends thereon and unpaid interest to the date fixed for redemption. In the event that we fail to comply with any of the covenants made by us in our charter to the holders of Series A preferred stock, as described below under the heading "--Covenants," for a period of 150 days following a notice of breach, each holder of shares of Series A preferred stock has the right to cause us to redeem all of that holder's shares of Series A preferred stock at a redemption price equal to $30.525 per share plus all accrued but unpaid dividends.

    Board Representation. The holders of the Series A preferred stock have the exclusive right to nominate and elect one member of our board of directors at any annual or special meeting of our stockholders. If we fail (1) to pay in full two consecutive dividends, or (2) to redeem shares of the Series A preferred stock upon the redeeming holder's election, then the holders of the Series A preferred stock are entitled to elect a majority of the members of our board of directors at any annual or special meeting of stockholders until (1) all such distributions have been declared and paid or set aside for payment or (2) all shares to be redeemed have been redeemed in full.

    Covenants. We may not, among other things, without the consent of the holders of a majority of the shares of Series A preferred stock, (1) issue any class or series of equity security ranking senior to or on a parity with the Series A preferred stock, (2) amend our charter or bylaws in any manner which would materially impair or reduce the rights of the holders of the Series A preferred stock, (3) make any single investment or series of related investments in an amount exceeding $50 million in market value (other than investments in investment grade assets), or (4) acquire or merge with or into or consolidate with another entity, the value of whose common stock equity is greater than $50 million. Additionally, we must maintain a ratio of indebtedness to book net worth which does not exceed specified limitations found in our articles supplementary.

    Preemptive Rights. The holders of shares of Series A preferred stock have the option to purchase a portion of any new equity securities we offer, other than securities issued in a public offering or to employees of the Manager under our compensatory stock option plans at the same price per share and upon the same terms as the new equity securities are offered to third parties. Each holder of shares of Series A preferred stock has the right to purchase that number of the offered new equity securities that is equal to the number of offered securities multiplied by a fraction, the numerator of which is the number of shares of our common stock plus all shares of common stock issuable upon conversion of our convertible securities (including the Series A preferred stock) then held by the holder and the denominator of which is the aggregate number of shares of our common stock outstanding plus all shares of our common stock issuable upon conversion of our convertible securities.

    Right of First Refusal. We have a right of first refusal with respect to the sale of any Series A preferred stock.

REPURCHASE OF SHARES AND RESTRICTIONS ON TRANSFER

    Two of the requirements for qualification as a real estate investment trust are that

(1) during the last half of each taxable year for which a REIT election is made, other than the first taxable year for which a REIT election is made, not more than 50% in value of the outstanding shares may be owned directly or indirectly by five or fewer individuals. This requirement is known as the "5/50 Rule"; and

(2) there must be at least 100 stockholders on 335 days of each taxable year of 12 months, other than the first taxable year for which a REIT election is made.

    To assist us in meeting these requirements, the charter prohibits any person from acquiring or holding, directly or indirectly, in excess of 9.8%, in value or in number of shares, whichever is more restrictive, of the number of our outstanding shares of common stock or any class of preferred stock. For this purpose, the term "ownership" is defined in accordance with the REIT Provisions of the Internal Revenue Code and the constructive ownership provisions of
Section 544 of the Internal Revenue Code, as modified by Section 856(h)(1)(B) of the Internal Revenue Code. Subject to certain limitations, our board of directors may modify the ownership limitations provided such action does not affect our qualification as a REIT.

    For purposes of the 5/50 Rule, the constructive ownership provisions applicable under Section 544 of the Internal Revenue Code

(1) attribute ownership of securities owned by a corporation, partnership, estate or trust proportionately to its stockholders, partners or beneficiaries,

(2) attribute ownership of securities owned by certain family members to other members of the same family, and

(3) treat securities with respect to which a person has an option to purchase as actually owned by that person.

    These rules will be applied in determining whether a person holds shares of common stock or preferred stock in violation of the ownership limitations specified in the articles of amendment and restatement. Accordingly, under certain circumstances, shares of common stock or preferred stock owned by a person who individually owns less than 9.8% of the shares outstanding may nevertheless be in violation of the ownership limitations specified in the charter. Ownership of shares of common stock through such attribution is generally referred to as constructive ownership. The 100 stockholder test is determined by actual, and not constructive, ownership.

    The articles of amendment and restatement further provide that if any transfer of shares of common stock which, if effective, would

(1) result in any person beneficially or constructively owning shares of common stock in excess or in violation of the 9.8% ownership limitations described above,

(2) result in our stock being beneficially owned by fewer than 100 persons, determined without reference to any rules of attribution, or

(3) result in us being "closely held" under Section 856(h) of the Internal Revenue Code,

then that number of shares of common or preferred stock the beneficial or constructive ownership of which otherwise would cause such person to violate such limitations, rounded to the nearest whole shares, shall be automatically transferred to a trustee as trustee of a trust for the exclusive benefit of one or more charitable beneficiaries, and the intended transferee shall not acquire any rights in such shares. Shares of common or preferred stock held by the trustee shall be issued and outstanding shares of common or preferred stock. The intended transferee shall not benefit economically from owning any shares held in the trust, shall have no rights to dividends, and shall possess no rights to vote or other rights attributable to the shares held in the trust. The trustee shall have all voting rights and rights to dividends or other distributions with respect to shares held in the trust, which will be exercised for the exclusive benefit of the charitable beneficiary. Any dividend or other distribution paid to the intended transferee before our discovery that shares of common or preferred stock have been transferred to the trustee shall be paid with respect to such shares to the trustee by the intended transferee upon demand and any dividend or other distribution authorized but unpaid shall be paid to the trustee. Our board of directors may, in its discretion, modify these restrictions on owning shares in excess of the ownership limitations, to the extent such modifications do not affect our qualification as a REIT.

    Within 20 days of receiving notice from us that shares of common or preferred stock have been transferred to the trust, the trustee shall sell the shares held in the trust to a person, designated by the trustee, whose ownership of the shares will not violate the ownership limitations specified in the charter. Upon such sale, the interest of the charitable beneficiary in the shares sold shall terminate and the trustee shall distribute the net proceeds of the sale to the intended transferee and to the charitable beneficiary as follows: The intended transferee shall receive the lesser of (1) the price paid by the intended transferee for the shares or, if the intended transferee did not give value for the shares in connection with the event causing the shares to be held in the trust, e.g., in the case of a gift, devise or other such transaction, the market price, as defined below, of the shares on the day of the event causing the shares to be held in the trust, and (2) the price per share received by the trustee from the sale or other disposition of the shares held in the trust. Any net sales proceeds in excess of the amount payable to the intended transferee shall be immediately paid to the charitable beneficiary. In addition, shares of common or preferred stock transferred to the trustee shall be deemed to have been offered for sale to us, or our designee, at a price per share equal to the lesser of (1) the price per share in the transaction that resulted in such transfer to the trust or, in the case of a devise or gift, the market price at the time of such devise or gift, and (2) the market price on the date we, or our designee, accept such offer. We shall have the right to accept such offer until the trustee has sold shares held in the trust. Upon such a sale to us, the interest of the charitable beneficiary in the shares sold shall terminate and the trustee shall distribute the net proceeds of the sale to the intended transferee.

    The term "market price" on any date shall mean, with respect to any class or series of outstanding shares of our stock, the closing price, as defined below, for such shares on such date. The "closing price" on any date shall mean the last sale price for such shares, regular way, or, in case no such sale takes place on such day, the average of the closing bid and asked prices, regular way, for such shares, in either case as reported in the principal consolidated transaction reporting system with respect to securities listed or admitted to trading on the New York Stock Exchange or, if such shares are not listed or admitted to trading on the New York Stock Exchange, as reported on the principal consolidated transaction reporting system with respect to securities listed on the principal national securities exchange on which such shares are listed or admitted to trading or, if such shares are not listed or admitted to trading on any national securities exchange, the last quoted price, or, if not so quoted, the average of the high bid and low asked prices in the over-the-counter market, as reported by the National Association of Securities Dealers, Inc., Automated Quotation Systems, or, if such system is no longer in use, the principal other automated quotation system that may then be in use or, if such shares are not quoted by any such organization, the average of the closing bid and asked prices as furnished by a professional market maker making a market in such shares selected by our board of directors or, in the event that no trading price is available for such shares, the fair market value of the shares, as determined in good faith by our board of directors.

    Every owner of more than 5%, or such lower percentage as required by the Internal Revenue Code or the regulations promulgated under the Internal Revenue Code, of the outstanding shares or any class or series of our stock, within 30 days after the end of each taxable year, is required to give written notice to us stating the name and address of such owner, the number of shares of each class and series of our stock beneficially owned and a description of the manner in which such shares are held. Each owner of more than 5% shall provide to us additional information as we may request in order to determine the effect, if any, of such beneficial ownership on our qualification as a REIT and to ensure compliance with the ownership limitations.

MATERIAL PROVISIONS OF MARYLAND LAW AND OF OUR CHARTER AND BYLAWS

    The following is a summary of the material provisions of the Maryland General Corporation Law, as amended from time to time, and of our charter and bylaws. It does not restate the material provisions completely. We urge you to read our charter and bylaws, copies of which are incorporated by reference into the registration statement of which this prospectus is a part. See "Where You Can Find More Information." For a description of additional restrictions on transfer of the common stock and the Series A preferred stock, see "Description of Capital Stock--Repurchase of Shares and Restrictions on Transfer."

REMOVAL OF DIRECTORS

    The charter provides that a director may be removed from office at any time for cause by the affirmative vote of the holders of at least two-thirds of the votes of the shares entitled to be cast in the election of directors. However, the director elected by the holders of our Series A preferred stock may be removed at any time with or without cause by the holders of a majority of shares of our Series A preferred stock.

STAGGERED BOARD

    The charter and bylaws divide the board of directors into three classes of directors, each class constituting approximately one-third of the total number of directors, with the classes serving staggered three-year terms. The classification of the board of directors will make it more difficult for stockholders to change the composition of the board of directors because only a minority of the directors can be elected at any one time. The classification provisions could also discourage a third party from accumulating our stock or attempting to obtain control of us, even though this attempt might be beneficial to us and some, or a majority, of our stockholders. Accordingly, under certain circumstances stockholders could be deprived of opportunities to sell their shares of common stock or preferred stock at a higher price than might otherwise be available.

BUSINESS COMBINATIONS

    Under the Maryland General Corporation Law, or MGCL, certain "business combinations" including a merger, consolidation, share exchange or, in some circumstances, an asset transfer or issuance or reclassification of equity securities, between a Maryland corporation and an "interested stockholder" or an affiliate of an interested stockholder are prohibited for five years after the most recent date on which the interested stockholder becomes an interested stockholder. An interested stockholder is defined in the MGCL as any person who beneficially owns 10% or more of the voting power of the corporation's shares or an affiliate of the corporation who, at any time within the two-year period prior to the date in question, was the beneficial owner of 10% or more of the voting power of the then outstanding voting stock of the corporation. During the five year period, any applicable business combination must be recommended by the board of directors of that corporation and approved by the affirmative vote of at least

    (a) 80% of the votes entitled to be cast by holders of outstanding shares of voting stock of the corporation and

    (b) two-thirds of the votes entitled to be cast by holders of voting stock of the corporation other than shares held by the interested stockholder with whom, or with whose affiliate, the business combination is to be effected, unless, among other conditions, the corporation's common stockholders receive a minimum price, as defined in the MGCL, for their shares and the consideration is received in cash or in the same form as previously paid by the interested stockholder for its shares. The MGCL does not apply, however, to business combinations that are approved or exempted by the board of directors of the corporation before the interested stockholder becomes an interested stockholder.

CONTROL SHARE ACQUISITIONS

    The MGCL provides that "control shares" of a Maryland corporation acquired in a "control share acquisition" have no voting rights except to the extent approved by a vote of two-thirds of the votes entitled to be cast on the matter, excluding shares of stock owned by the acquirer, by officers or by directors who are employees of the corporation. "Control shares" are voting shares of stock which, if aggregated with all other such shares of stock previously acquired by the acquirer or in respect of which the acquirer is able to exercise or direct the exercise of voting power, except solely by virtue of a revocable proxy, would entitle the acquirer to exercise voting power in electing directors within one of the following ranges of voting power:

    (1) one-fifth or more but less than one-third,

    (2) one-third or more but less than a majority or

    (3) a majority or more of all voting power.

    Control shares do not include shares the acquiring person is then entitled to vote as a result of having previously obtained stockholder approval. A "control share acquisition" means the acquisition of control shares, subject to certain exceptions.

    A person who has made or proposes to make a control share acquisition, upon satisfaction of certain conditions, including an undertaking to pay expenses, may compel the board of directors of the corporation to call a special meeting of stockholders to be held within 50 days of demand to consider the voting rights of the shares. If no request for a meeting is made, the corporation may itself present the question at any stockholders meeting.

    If voting rights are not approved at the meeting or if the acquiring person does not deliver an acquiring person statement as required by the statute, then, subject to certain conditions and limitations, the corporation may redeem any or all of the control shares, except those for which voting rights have previously been approved, for fair value determined, without regard to the absence of voting rights for the control shares, as of the date of the last control share acquisition by the acquirer or of any meeting of stockholders at which the voting rights of such shares are considered and not approved. If voting rights for control shares are approved at a stockholders meeting and the acquirer becomes entitled to vote a majority of the shares entitled to vote, all other stockholders may exercise appraisal rights. The fair value of the shares as determined for purposes of such appraisal rights may not be less than the highest price per share paid by the acquirer in the control share acquisition.

    The control share acquisition statute does not apply

    - to shares acquired in a merger, consolidation or share exchange if the corporation is a party to the transaction, or

    - to acquisitions approved or exempted by the charter or bylaws of the corporation.

    Our bylaws contain a provision exempting from the control share acquisition statute any and all acquisitions by any person of our shares of common stock. We cannot give any assurance that such provision will not be amended or eliminated at any time in the future.

AMENDMENT TO THE CHARTER

    We reserve the right from time to time to make any amendment to our charter that is authorized by law at present or in the future, including any amendment which alters the contract rights as expressly stated in the charter, of any shares of outstanding stock. The charter may be amended only by the affirmative vote of holders of shares entitled to cast at least a majority of all the votes entitled to be cast on the matter; provided, however, that provisions relating to the indemnification of our present and former directors and officers, our election to be taxed as a REIT, the removal of directors for cause and dissolution of Anthracite may be amended only by the affirmative vote of a majority of the board of directors and the holders of shares entitled to cast at least two-thirds of all the votes entitled to be cast in the election of directors; provided further that any amendment to our charter that would impair or reduce the rights of the holders of our Series A preferred stock and any amendment to the terms of the Series A preferred stock set forth in our charter requiries the consent of the holders of a majority of the shares of Series A preferred stock.

DISSOLUTION OF ANTHRACITE

    Our dissolution must be approved by the affirmative vote of at least two-thirds of all of the votes ordinarily entitled to be cast in the election of directors, voting together as a single class, and the affirmative vote of holders of at least two-thirds of any series or class of stock expressly granted a series or class vote on our dissolution in the resolutions providing for such series or class. Before such vote, the dissolution must be approved by a majority of the board of directors.

ADVANCE NOTICE OF DIRECTOR NOMINATIONS AND NEW BUSINESS

    The bylaws provide that

    (a) with respect to an annual meeting of stockholders, nominations of persons for election to the board of directors and the proposal of business to be considered by stockholders may be made only

       (1) pursuant to our notice of the meeting,

       (2) by the board of directors, or

       (3) by a stockholder who is a stockholder of record both at the time of the notice of the meeting and at the time of the meeting, is entitled to vote at the meeting and has complied with the advance notice procedures specified in the bylaws;

    (b) with respect to special meetings of stockholders, only the business specified in our notice of meeting may be brought before the meeting of stockholders;

    (c) nominations of persons for election to the board of directors at any special meeting of stockholders at which directors are to be elected may be made only (1) pursuant to our notice of meeting, (2) by the board of directors or (3) if the board of directors has determined that directors shall be elected at such meeting, by a stockholder who is entitled to vote at the meeting and has complied with the advance notice provisions specified in the bylaws and is a stockholder of record both at the time of the meeting and at the time of the notice of the meeting.

POSSIBLE ANTI-TAKEOVER EFFECT OF MATERIAL PROVISIONS OF MARYLAND LAW AND OF THE
  CHARTER AND BYLAWS

    The business combination provisions and, if the applicable provision in the bylaws is rescinded, the control share acquisition provisions of the MGCL, the provisions of the charter creating a staggered board and the advance notice provisions of the bylaws could delay, defer or prevent a change in control of Anthracite or other transaction that might involve a premium price for holders of our common stock or otherwise be in their best interest.

REPORTS TO STOCKHOLDERS

    We will furnish our stockholders with annual reports containing audited financial statements and such other periodic reports as we may determine to furnish or as may be required by law.

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
                    MATERIAL FEDERAL INCOME TAX CONSEQUENCES

    THE FOLLOWING IS A SUMMARY OF THE FEDERAL INCOME TAX CONSEQUENCES ANTICIPATED TO BE MATERIAL TO AN INVESTOR IN ANTHRACITE. THIS SUMMARY IS BASED ON CURRENT LAW, IS FOR GENERAL INFORMATION ONLY AND IS NOT TAX ADVICE. YOUR TAX CONSEQUENCES RELATED TO AN INVESTMENT IN ANTHRACITE MAY VARY DEPENDING ON YOUR PARTICULAR SITUATION AND THIS DISCUSSION DOES NOT PURPORT TO DISCUSS ALL ASPECTS OF TAXATION THAT MAY BE RELEVANT TO A HOLDER OF OUR SECURITIES IN LIGHT OF HIS OR HER PERSONAL INVESTMENT OR TAX CIRCUMSTANCES, OR TO HOLDERS OF OUR SECURITIES SUBJECT TO SPECIAL TREATMENT UNDER THE FEDERAL INCOME TAX LAWS EXCEPT TO THE EXTENT DISCUSSED UNDER THE HEADINGS "--TAXATION OF TAX-EXEMPT STOCKHOLDERS" AND "--TAXATION OF NON-U.S. STOCKHOLDERS." INVESTORS SUBJECT TO SPECIAL TREATMENT INCLUDE, WITHOUT LIMITATION, INSURANCE COMPANIES, FINANCIAL INSTITUTIONS, BROKER-DEALERS, TAX-EXEMPT ORGANIZATIONS, INVESTORS HOLDING SECURITIES AS PART OF A CONVERSION TRANSACTION, OR A HEDGE OR HEDGING TRANSACTION OR AS A POSITION IN A STRADDLE FOR TAX PURPOSES, FOREIGN CORPORATIONS OR PARTNERSHIPS, AND PERSONS WHO ARE NOT CITIZENS OR RESIDENTS OF THE UNITED STATES. IN ADDITION, THE SUMMARY BELOW DOES NOT CONSIDER THE EFFECT OF ANY FOREIGN, STATE, LOCAL OR OTHER TAX LAWS THAT MAY BE APPLICABLE TO YOU AS A HOLDER OF OUR SECURITIES.

    The information in this summary is based on the Internal Revenue Code of 1986, as amended, current, temporary and proposed Treasury regulations promulgated under the Internal Revenue Code, the legislative history of the Internal Revenue Code, current administrative interpretations and practices of the Internal Revenue Service, and court decisions, all as of the date of this prospectus. The administrative interpretations and practices of the Internal Revenue Service upon which this summary is based include its practices and policies as expressed in private letter rulings which are not binding on the Internal Revenue Service, except with respect to the taxpayers who requested and received such rulings. Future legislation, Treasury regulations, administrative interpretations and practices, and court decisions may affect the tax consequences contained in this summary, possibly on a retroactive basis. We have not requested, and do not plan to request, any rulings from the Internal Revenue Service concerning our tax treatment, and the statements in this prospectus are not binding on the Internal Revenue Service or a court. Thus, we can provide no assurance that the tax consequences contained in this summary will not be challenged by the Internal Revenue Service or sustained by a court if challenged by the Internal Revenue Service.

    YOU ARE URGED TO CONSULT YOUR TAX ADVISOR REGARDING THE SPECIFIC TAX CONSEQUENCES TO YOU OF (1) THE ACQUISITION, OWNERSHIP AND SALE OR OTHER DISPOSITION OF OUR SECURITIES, INCLUDING THE FEDERAL, STATE, LOCAL, FOREIGN AND OTHER TAX CONSEQUENCES, (2) OUR ELECTION TO BE TAXED AS A REAL ESTATE INVESTMENT TRUST FOR FEDERAL INCOME TAX PURPOSES AND (3) POTENTIAL CHANGES IN APPLICABLE TAX LAWS.

TAXATION OF ANTHRACITE

    GENERAL

    We have elected to be taxed as a REIT under Sections 856 through 860 of the Internal Revenue Code, commencing with our taxable year ended December 31, 1998. We believe we have been organized and have operated in a manner which allows us to qualify for taxation as a REIT under the Internal Revenue Code, and we intend to continue to operate in this manner. Our qualification and taxation as a REIT, however, depend upon our ability to meet, through actual annual operating results, asset requirements, distribution levels, diversity of stock ownership, and the various other qualification tests imposed under the Internal Revenue Code. Accordingly, there can be no assurance that we have operated or will continue to operate in a manner so as to qualify or remain qualified as a REIT. See "--Failure to Qualify."

    The sections of the Internal Revenue Code that relate to the qualification and taxation of REITs are highly technical and complex. The following describes the material aspects of the sections of the

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Internal Revenue Code that govern the Federal income tax treatment of a REIT and its stockholders. This summary is qualified in its entirety by the applicable Internal Revenue Code provisions, rules and regulations promulgated under the Internal Revenue Code, and administrative and judicial interpretations of the Internal Revenue Code.

    Provided we qualify for taxation as a REIT, we generally will not be subject to Federal corporate income tax on our net income that is currently distributed to our stockholders. This treatment substantially eliminates the "double taxation" that generally results from an investment in a corporation. Double taxation means taxation once at the corporate level when income is earned and once again at the stockholder level when such income is distributed. Even if we qualify for taxation as a REIT, however, we will be subject to Federal income taxation as follows:

    - We will be required to pay tax at regular corporate rates on any undistributed REIT taxable income, including undistributed net capital gains.

    - We may be subject to the "alternative minimum tax" on items of tax preference, if any.

    - If we have (a) net income from the sale or other disposition of "foreclosure property" which is held primarily for sale to customers in the ordinary course of business or (b) other nonqualifying income from foreclosure property, we will be required to pay tax at the highest corporate rate on this income. In general, foreclosure property is property acquired through foreclosure after a default on a loan secured by the property or on a lease of the property.

    - We will be required to pay a 100% tax on any net income from prohibited transactions. In general, prohibited transactions are sales or other taxable dispositions of property, other than foreclosure property, held for sale to customers in the ordinary course of business.

    - If we fail to satisfy the 75% or 95% gross income tests, as described below, but have maintained our qualification as a REIT, we will be required to pay a 100% tax on an amount equal to (a) the gross income attributable to the greater of the amount by which we fail the 75% or 95% gross income test multiplied by (b) a fraction intended to reflect our profitability.

    - We will be required to pay a 4% excise tax on the amount by which our annual distributions to our stockholders is less than the sum of (1) 85% of our ordinary income for the year, (2) 95% of our real estate investment trust capital gain net income for the year, and (3) any undistributed taxable income from prior periods.

    - If we acquire an asset from a corporation which is not a REIT in a transaction in which the basis of the asset in our hands is determined by reference to the basis of the asset in the hands of the transferor corporation, and we subsequently sell the asset within ten years, then under Treasury regulations not yet issued, we would be required to pay tax at the highest regular corporate tax rate on this gain to the extent
      (a) the fair market value of the asset exceeds (b) our adjusted tax basis in the asset, in each case, determined as of the date on which we acquired the asset. The results described in this paragraph assume that we will elect this treatment in lieu of an immediate tax when the asset is acquired.

    - We will generally be subject to tax on the portion of any "excess inclusion" income derived from an investment in residual interests in real estate mortgage investment conduits to the extent our stock is held by specified tax exempt organizations not subject to tax on unrelated business taxable income.

    REQUIREMENTS FOR QUALIFICATION AS A REAL ESTATE INVESTMENT TRUST

    The Internal Revenue Code defines a REIT as a corporation, trust or association:

    (1) that is managed by one or more trustees or directors;

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
    (2) that issues transferable shares or transferable certificates to its owners;

    (3) that would be taxable as a regular corporation, but for its election to be taxed as a REIT;

    (4) that is not a financial institution or an insurance company under the Internal Revenue Code;

    (5) that is owned by 100 or more persons;

    (6) not more than 50% in value of the outstanding stock of which is owned, actually or constructively, by five or fewer individuals, as defined in the Internal Revenue Code to include some entities, during the last half of each year; and

    (7) that meets other tests, described below, regarding the nature of its income and assets, and the amount of its distributions.

    The Internal Revenue Code provides that conditions (1) to (4) must be met during the entire year and that condition (5) must be met during at least
335 days of a year of twelve months, or during a proportionate part of a shorter taxable year. Conditions (5) and (6) do not apply to the first taxable year for which an election is made to be taxed as a REIT. For purposes of condition (6), tax-exempt entities are generally treated as individuals, subject to a "look-through" exception for pension funds.

    Our charter provides for restrictions regarding ownership and transfer of our stock. These restrictions are intended to assist us in satisfying the share ownership requirements described in (5) and (6) above. These stock ownership and transfer restrictions are described in "Description of Capital Stock--Restrictions on Ownership and Transfer." These restrictions, however, may not ensure that we will, in all cases, be able to satisfy the share ownership requirements described in (5) and (6) above. If we fail to satisfy these share ownership requirements, our status as a REIT would terminate. If, however, we comply with the rules contained in applicable Treasury regulations that require us to determine the actual ownership of our shares and we do not know, or would not have known through the exercise of reasonable diligence, that we failed to meet the requirement described in condition (6) above, we would not be disqualified as a REIT.

    In addition, a corporation may not qualify as a REIT unless its taxable year is the calendar year. We have and will continue to have a calendar taxable year.

    OWNERSHIP OF A PARTNERSHIP INTEREST

    The Treasury regulations provide that if we are a partner in a partnership, we will be deemed to own our proportionate share of the assets of the partnership, and we will be deemed to be entitled to our proportionate share of the gross income of the partnership. The character of the assets and gross income of the partnership generally retains the same character in our hands for purposes of satisfying the gross income and asset tests described below.

    QUALIFIED REIT SUBSIDIARIES

    A "qualified REIT subsidiary" is a corporation, all of the stock of which is owned by a REIT. Under the Internal Revenue Code, a qualified REIT subsidiary is not treated as a separate corporation from the REIT. Rather, all of the assets, liabilities, and items of income, deduction, and credit of the qualified REIT subsidiary are treated as the assets, liabilities, and items of income, deduction, and credit of the REIT for purposes of the REIT income and asset tests described below.

    INCOME TESTS

    We must meet two annual gross income requirements to qualify as a REIT. First, each year we must derive, directly or indirectly, at least 75% of our gross income, excluding gross income from prohibited transactions, from investments relating to real property or mortgages on real property,

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
including "rents from real property" and mortgage interest, or from specified temporary investments. Second, each year we must derive at least 95% of our gross income, excluding gross income from prohibited transactions, from investments meeting the 75% test described above, or from dividends, interest and gain from the sale or disposition of stock or securities. For these purposes, the term "interest" generally does not include any interest of which the amount received depends on the income or profits of any person. An amount will generally not be excluded from the term "interest," however, if such amount is based on a fixed percentage of receipts or sales.

    Any amount includable in gross income by us with respect to a regular or residual interest in a real estate mortgage investment conduit is generally treated as interest on an obligation secured by a mortgage on real property for purposes of the 75% gross income test. If, however, less than 95% of the assets of a real estate mortgage investment conduit consist of real estate assets, we will be treated as receiving directly our proportionate share of the income of the real estate mortgage investment conduit, which would generally include non-qualifying income for purposes of the 75% gross income test. In addition, if we receive interest income with respect to a mortgage loan that is secured by both real property and other property and the principal amount of the loan exceeds the fair market value of the real property on the date we purchased the mortgage loan, interest income on the loan will be apportioned between the real property and the other property, which apportionment would cause us to recognize income that is not qualifying income for purposes of the 75% gross income test.

    In general, and subject to the exceptions in the preceding paragraph, the interest, original issue discount, and market discount income that we derive from investments in mortgage backed securities, and mortgage loans will be qualifying interest income for purposes of both the 75% and the 95% gross income tests. It is possible, however, that interest income from a mortgage loan may be based in part on the borrower's profits or net income, which would generally disqualify such interest income for purposes of both the 75% and the 95% gross income tests.

    We may acquire construction loans or mezzanine loans that have shared appreciation provisions. To the extent interest on a loan is based on the cash proceeds from the sale or value of property, income attributable to such provision would be treated as gain from the sale of the secured property, which generally should qualify for purposes of the 75% and 95% gross income tests.

    We may employ, to the extent consistent with the REIT Provisions of the Code, forms of securitization of our assets under which a "sale" of an interest in a mortgage loan occurs, and a resulting gain or loss is recorded on our balance sheet for accounting purposes at the time of sale. In a "sale" securitization, only the net retained interest in the securitized mortgage loans would remain on our balance sheet. We may elect to conduct certain of its securitization activities, including such sales, through one or more taxable subsidiaries, or through qualified REIT subsidiaries, formed for such purpose. To the extent consistent with the REIT Provisions of the Code, such entities could elect to be taxed as real estate mortgage investment conduits or financial asset securitization investment trusts.

    Rents we receive will qualify as "rents from real property" only if the following conditions are met:

    - the amount of rent may not be based in whole or in part on the income or profits of any person. "Rents from real property" may, however, include rent based on a fixed percentage of receipts or sales;

    - rents received from a tenant will not qualify as "rents from real property" if the REIT, or an actual or constructive owner of 10% or more of the REIT, actually or constructively owns 10% or more of such tenant;

    - if rent attributable to personal property leased in connection with a lease of real property is greater than 15% of the total rent received under the lease, then the portion of rent attributable to personal property will not qualify as "rents from real property"; and

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
    - to qualify as "rents from real property," the REIT generally may not render services to tenants of the property, other than through an independent contractor from whom the REIT derives no revenue. The REIT may, however, provide services that are "usually or customarily rendered" in connection with the rental of space for occupancy only and are not otherwise considered "rendered to the occupant" of the property. In addition, a REIT may provide a DE MINIMUS amount of non-customary services. Finally, for taxable years beginning after the year 2000, a REIT may provide certain non-customary services to tenants through a "taxable REIT subsidiary," which is a taxable corporation owned by the REIT.

    If we fail to satisfy one or both of the 75% or 95% gross income tests for any year, we may still qualify as a REIT if we are entitled to relief under the Internal Revenue Code. Generally, we may be entitled to relief if:

    - our failure to meet the gross income tests was due to reasonable cause and not due to willful neglect;

    - we attach a schedule of the sources of our income to our Federal income tax return; and

    - any incorrect information on the schedule was not due to fraud with the intent to evade tax.

    It is not possible to state whether in all circumstances we would be entitled to rely on these relief provisions. If these relief provisions do not apply to a particular set of circumstances, we would not qualify as a REIT. As discussed above in "--Taxation of Anthracite--General", even if these relief provisions apply, and we retain our status as a REIT, a tax would be imposed with respect to our income that does not meet the gross income tests. We may not always be able to maintain compliance with the gross income tests for REIT qualification despite periodically monitoring our income.

    FORECLOSURE PROPERTY

    Net income realized by us from foreclosure property would generally be subject to tax at the maximum Federal corporate tax rate. Foreclosure property means real property and related personal property that (1) is acquired by us through foreclosure following a default on a lease of such property or a default on indebtedness owed to us that is secured by the property and (2) for which we make an election to treat the property as foreclosure property.

    PROHIBITED TRANSACTION INCOME

    Any gain realized by us on the sale of any property, other than foreclosure property, held as inventory or otherwise held primarily for sale to customers in the ordinary course of business will be prohibited transaction income, and subject to a 100% penalty tax. Prohibited transaction income may also adversely affect our ability to satisfy the gross income tests for qualification as a REIT. Whether property is held as inventory or primarily for sale to customers in the ordinary course of a trade or business depends on all the facts and circumstances surrounding the particular transaction. While the Treasury regulations provide standards which, if met, would not result in prohibited transaction income, we may not be able to meet these standards in all circumstances.

    HEDGING TRANSACTIONS

    We may enter into hedging transactions with respect to one or more of our assets or liabilities. Our hedging transactions could take a variety of forms, including interest rate swaps or cap agreements, options, futures contracts, forward rate agreements, or similar financial instruments. To the extent that we enter into hedging transactions to reduce our interest rate risk on indebtedness incurred to acquire or carry real estate assets, any income, or gain from the disposition of hedging transactions should be qualifying income for purposes of the 95% gross income test, but not the 75% gross income test.

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    ASSET TESTS

    At the close of each quarter of each year, we also must satisfy three tests relating to our assets. First, at least 75% of the value of our total assets must be real estate assets, cash, cash items and government securities. For purposes of this test, real estate assets include real estate mortgages, real property, interests in other REITs and stock or debt instruments held for one year or less that are purchased with the proceeds of a stock offering or a long-term public debt offering. Second, not more than 25% of our total assets may be represented by securities, other than those securities includable in the 75% asset class. Third, of the investments included in the 25% asset class, the value of any one issuer's securities that we hold may not exceed 5% of the value of our total assets, and we may not own more than 10% of the voting stock of a corporation. In addition, for taxable years beginning after the year 2000,
(1) not more than 20% of the value of our total assets may be represented by securities in one or more taxable REIT subsidiaries and (2) we generally are not permitted to own more than 10% of the value of one issuer's securities.

    We expect that any mortgage backed securities, real property, and temporary investments that we acquire will generally be qualifying assets for purposes of the 75% asset test, except to the extent that less than 95% of the assets of a real estate mortgage investment conduit in which we own an interest consists of "real estate assets." Mortgage loans, including distressed mortgage loans, construction loans, bridge loans, and mezzanine loans also will generally be qualifying assets for purposes of the 75% asset test to the extent that the principal balance of each mortgage loan does not exceed the value of the associated real property.

    We anticipate that we may securitize all or a portion of the mortgage loans which we acquire, in which event we will likely retain certain of the subordinated and interest only classes of mortgage backed securities which may be created as a result of such securitization. The securitization of mortgage loans may be accomplished through one or more real estate mortgage investment conduits established by us or, if a non-real estate mortgage investment conduit securitization is desired, through one or more qualified REIT subsidiaries or taxable subsidiaries established by us. The securitization of the mortgage loans through either one or more real estate mortgage investment conduits or one or more qualified REIT subsidiaries or taxable subsidiaries should not affect our qualification as a REIT or result in the imposition of corporate income tax under the taxable mortgage pool rules. Income realized by us from a real estate mortgage investment conduit securitization could, however, be subject to a 100% tax as a "prohibited transaction." See "--Prohibited Transaction Income."

    After meeting the asset tests at the close of any quarter, we will not lose our status as a REIT if we fail to satisfy the asset tests at the end of a later quarter solely by reason of changes in asset values. In addition, if we fail to satisfy the asset tests because we acquire securities or other property during a quarter, we can cure this failure by disposing of sufficient nonqualifying assets within 30 days after the close of that quarter.

    We will monitor the status of the assets that we acquire for purposes of the various asset tests and we will manage our portfolio in order to comply with such tests.

    ANNUAL DISTRIBUTION REQUIREMENTS

    To qualify as a REIT, we are required to distribute dividends, other than capital gain dividends, to our stockholders in an amount at least equal to the sum of (1) 95% of our "REIT taxable income" and (2) 95% of our after tax net income, if any, from foreclosure property, minus (3) the sum of certain items of noncash income. For taxable years beginning after the year 2000, the foregoing distribution levels are reduced to 90%. In general,"REIT taxable income" means taxable ordinary income without regard to the dividends paid deduction.

    We are required to distribute income in the taxable year which it is earned, or in the following taxable year before we timely file our tax return if such dividend distributions are declared and paid on

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or before our first regular dividend payment. Except as provided in "--Taxation of Taxable U.S. Stockholders" below, these distributions are taxable to holders of common stock in the year in which paid, even though these distributions relate to our prior year for purposes of our 95% distribution requirement. To the extent that we do not distribute all of our net capital gain or distribute at least 95%, but less than 100% or our "REIT taxable income," we will be subject to tax at regular corporate tax rates.

    From time to time we may not have sufficient cash or other liquid assets to meet the above distribution requirements due to timing differences between the actual receipt of cash and payment of expenses, and the inclusion of income and deduction of expenses in arriving at our taxable income. If these timing differences occur, in order to meet the REIT distribution requirements, we may need to arrange for short-term, or possibly long-term, borrowings, or to pay dividends in the form of taxable stock dividends.

    Under certain circumstances, we may be able to rectify a failure to meet a distribution requirement for a year by paying "deficiency dividends" to our stockholders in a later year, which may be included in our deduction for dividends paid for the earlier year. Thus, we may be able to avoid being subject to tax on amounts distributed as deficiency dividends. We will be required, however, to pay interest based upon the amount of any deduction claimed for deficiency dividends. In addition, we will be subject to a 4% excise tax on the excess of the required distribution over the amounts actually distributed if we should fail to distribute each year at least the sum of 85% of our ordinary income for the year, 95% of our capital gain income for the year, and any undistributed taxable income from prior periods.

    RECORDKEEPING REQUIREMENTS

    We are required to maintain records and request on an annual basis information from specified stockholders. This requirement is designed to disclose the actual ownership of our outstanding stock.

FAILURE TO QUALIFY

    If we fail to qualify for taxation as a REIT in any taxable year, and the relief provisions of the Internal Revenue Code described above do not apply, we will be subject to tax, including any applicable alternative minimum tax, and possibly increased state and local taxes, on our taxable income at regular corporate rates. Such taxation would reduce the cash available for distribution by us to our stockholders. Distributions to our stockholders in any year in which we fail to qualify as a REIT will not be deductible by us and we will not be required to distribute any amounts to our stockholders. If we fail to qualify as a REIT, distributions to our stockholders will be subject to tax as ordinary income to the extent of our current and accumulated earnings and profits and, subject to certain limitations of the Internal Revenue Code, corporate stockholders may be eligible for the dividends received deduction. Unless entitled to relief under specific statutory provisions, we would also be disqualified from taxation as a REIT for the four taxable years following the year during which we lost our qualification. It is not possible to state whether in all circumstances we would be entitled to statutory relief.

TAXATION OF TAXABLE U.S. STOCKHOLDERS

    When we use the term "U.S. stockholders," we mean a holder of shares of our stock who is, for United States federal income tax purposes:

    - a citizen or resident of the United States;

    - a corporation, partnership, or other entity created or organized in or under the laws of the United States or of any state thereof or in the District of Columbia, unless Treasury regulations provide otherwise;

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
    - an estate the income of which is subject to United States federal income taxation regardless of its source; or

    - a trust whose administration is subject to the primary supervision of a United States court and which has one or more United States persons who have the authority to control all substantial decisions of the trust.

    DISTRIBUTIONS GENERALLY

    Distributions out of our current or accumulated earnings and profits, other than capital gain dividends will be taxable to our U.S. stockholders as ordinary income. Provided we qualify as a REIT, our dividends will not be eligible for the dividends received deduction generally available to U.S. stockholders that are corporations.

    To the extent that we make distributions in excess of our current and accumulated earnings and profits, these distributions will be treated as a tax-free return of capital to each U.S. stockholder, and will reduce the adjusted tax basis which each U.S. stockholder has in its shares of stock by the amount of the distribution, but not below zero. Return of capital distributions in excess of a U.S. stockholder's adjusted tax basis in its shares will be taxable as capital gain, provided that the shares have been held as capital assets, and will be taxable as long-term capital gain if the shares have been held for more than one year. Dividends we declare in October, November, or December of any year and pay to a stockholder of record on a specified date in any of those months will be treated as both paid by us and received by the stockholder on December 31 of that year, provided we pay the dividend in January of the following year. Stockholders may not include in their own income tax returns any of our net operating losses or capital losses.

    CAPITAL GAIN DISTRIBUTIONS

    Distributions designated as net capital gain dividends will be taxable to our U.S. stockholders as capital gain income. Such capital gain income will be taxable to non-corporate U.S. stockholders at a 20% or 25% rate based on the characteristics of the asset we sold that produced the gain. U.S. stockholders that are corporations may be required to treat up to 20% of certain capital gain dividends as ordinary income.

    RETENTION OF NET CAPITAL GAINS

    We may elect to retain, rather than distribute as a capital gain dividend, our net capital gains. If we make this election, we would pay tax on such retained capital gains. In such a case, our stockholders would generally:

    - include their proportionate share of our undistributed net capital gains in their taxable income;

    - receive a credit for their proportionate share of the tax paid by us; and

    - increase the adjusted basis of their stock by the difference between the amount of their capital gain and their share of the tax paid by us;

    PASSIVE ACTIVITY LOSSES AND INVESTMENT INTEREST LIMITATIONS

    Distributions we make and gain arising from the sale or exchange by a U.S. stockholder of our shares will not be treated as passive activity income. As a result, U.S. stockholders will not be able to apply any "passive losses" against income or gain relating to our stock. Distributions we make, to the extent they do not constitute a return of capital, generally will be treated as investment income for purposes of computing the investment interest limitation.

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DISPOSITIONS OF STOCK

    If you are a U.S. stockholder and you sell or dispose of your shares of stock, you will recognize gain or loss for Federal income tax purposes in an amount equal to the difference between the amount of cash and the fair market value of any property you receive on the sale or other disposition and your adjusted tax basis in the shares of stock. This gain or loss will be capital gain or loss if you have held the stock as a capital asset, and will be long-term capital gain or loss if you have held the stock for more than one year. In general, if you are a U.S. stockholder and you recognize loss upon the sale or other disposition of stock that you have held for six months or less, the loss you recognize will be treated as a long-term capital loss to the extent you received distributions from us which were required to be treated as long-term capital gains.

BACKUP WITHHOLDING

    We report to our U.S. stockholders and the Internal Revenue Service the amount of dividends paid during each calendar year, and the amount of any tax withheld. Under the backup withholding rules, a stockholder may be subject to backup withholding at the rate of 31% with respect to dividends paid unless the holder is a corporation or comes within other exempt categories and, when required, demonstrates this fact, or provides a taxpayer identification number or social security number, certifies as to no loss of exemption from backup withholding, and otherwise complies with applicable requirements of the backup withholding rules. A U.S. stockholder that does not provide us with his correct taxpayer identification number or social security number may also be subject to penalties imposed by the Internal Revenue Service. Backup withholding is not an additional tax. Any amount paid as backup withholding will be creditable against the stockholder's income tax liability. In addition, we may be required to withhold a portion of capital gain distributions to any stockholders who fail to certify their non-foreign status.

TAXATION OF TAX-EXEMPT STOCKHOLDERS

    The Internal Revenue Service has ruled that amounts distributed as dividends by a REIT do not constitute unrelated business taxable income when received by a tax-exempt entity. Based on that ruling, provided that a tax-exempt stockholder, has not held its shares as "debt financed property" within the meaning of the Internal Revenue Code and the shares are not otherwise used in a unrelated trade or business, dividend income on our stock and income from the sale of our stock should not be unrelated business taxable income to a tax-exempt stockholder. Generally, debt financed property is property, the acquisition or holding of which was financed through a borrowing by the tax-exempt stockholder.

    For tax-exempt stockholders which are social clubs, voluntary employee benefit associations, supplemental unemployment benefit trusts, and qualified group legal services plans exempt from Federal income taxation under Sections 501(c)(7), (c)(9), (c)(17) and (c)(20) of the Internal Revenue Code, respectively, income from an investment in our shares will constitute unrelated business taxable income unless the organization is able to properly claim a deduction for amounts set aside or placed in reserve for certain purposes so as to offset the income generated by its investment in our shares. These prospective investors should consult their tax advisors concerning these "set aside" and reserve requirements.

    Notwithstanding the above, however, a portion of the dividends paid by a "pension-held REIT" may be treated as unrelated business taxable income as to any pension trust which:

    - is described in Section 401(a) of the Internal Revenue Code;

    - is tax-exempt under Section 501(a) of the Internal Revenue Code; and

    - holds more than 10%, by value, of the interests in the REIT.

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
    Tax-exempt pension funds that are described in Section 401(a) of the Internal Revenue Code are referred to below as "qualified trusts."

    A REIT is a "pension held REIT" if:

    - it would not have qualified as a REIT but for the fact that
      Section 856(h)(3) of the Internal Revenue Code provides that stock owned by a qualified trust is treated, for purposes of the 5/50 Rule, as owned by the beneficiaries of the trust, rather than by the trust itself; and

    - either at least one qualified trust holds more than 25%, by value, of the interests in the REIT, or one or more qualified trusts, each of which owns more than 10%, by value, of the interests in the REIT, holds in the aggregate more than 50%, by value, of the interests in the REIT.

    The percentage of any REIT dividend treated as unrelated business taxable income is equal to the ratio of:

    - the unrelated business taxable income earned by the REIT, treating the REIT as if it were a qualified trust and therefore subject to tax on unrelated business taxable income, to

    - the total gross income of the REIT.

    A DE MINIMIS exception applies where the percentage is less than 5% for any year. As a result of the limitations on the transfer and ownership of stock contained in the charter, we do not expect to be classified as a "pension-held REIT."

TAXATION OF NON-U.S. STOCKHOLDERS

    The rules governing Federal income taxation of nonresident alien individuals, foreign corporations, foreign partnerships, and other foreign stockholders (collectively, "non-U.S. stockholders") are complex and no attempt will be made herein to provide more than a summary of such rules.

    PROSPECTIVE NON-U.S. STOCKHOLDERS SHOULD CONSULT THEIR TAX ADVISORS TO DETERMINE THE IMPACT OF FOREIGN, FEDERAL, STATE, AND LOCAL INCOME TAX LAWS WITH REGARD TO AN INVESTMENT IN OUR SECURITIES AND OF OUR ELECTION TO BE TAXED AS A REAL ESTATE INVESTMENT TRUST INCLUDING ANY REPORTING REQUIREMENTS.

    Distributions to non-U.S. stockholders that are not attributable to gain from sales or exchanges by us of U.S. real property interests and are not designated by us as capital gain dividends or retained capital gains will be treated as dividends of ordinary income to the extent that they are made out of our current or accumulated earnings and profits. Such distributions will generally be subject to a withholding tax equal to 30% of the distribution unless an applicable tax treaty reduces or eliminates that tax. However, if income from an investment in our stock is treated as effectively connected with the non-U.S. stockholder's conduct of a U.S. trade or business, the non-U.S. stockholder generally will be subject to Federal income tax at graduated rates, in the same manner as U.S. stockholders are taxed with respect to such distributions (and also may be subject to the 30% branch profits tax in the case of a non-U.S. stockholder that is a corporation). We expect to withhold U.S. income tax at the rate of 30% on the gross amount of any distributions made to a non-U.S. stockholder unless (i) a lower treaty rate applies and any required form, such as IRS Form 1001 or IRS Form W-8BEN, evidencing eligibility for that reduced rate is filed by the non-U.S. stockholder with us or (ii) the non-U.S. stockholder files an IRS Form 4224 or IRS Form W-8ECI with us claiming that the distribution is effectively connected income.

    Any portion of the dividends paid to non-U.S. stockholders that is treated as excess inclusion from a real estate mortgage investment conduit income will not be eligible for exemption from the 30% withholding tax or a reduced treaty rate. In addition, if Treasury regulations are issued allocating our excess inclusion income from non-real estate mortgage investment conduits among our stockholders, some percentage of the our dividends would not be eligible for exemption from the 30% withholding tax or a reduced treaty withholding tax rate in the hands of non-U.S. stockholders.

    Distributions in excess of our current and accumulated earnings and profits will not be taxable to a stockholder to the extent that such distributions do not exceed the adjusted basis of the stockholder's stock, but rather will reduce the adjusted basis of such shares. To the extent that distributions in excess of current and accumulated earnings and profits exceed the adjusted basis of a non-U.S. stockholder's stock, such distributions will give rise to tax liability if the non-U.S. stockholder would otherwise be subject to tax on any gain from the sale or disposition of its stock, as described below. Because it generally cannot be determined at the time a distribution is made whether or not such distribution will be in excess of current and accumulated earnings and profits, the entire amount of any distribution normally will be subject to withholding at the same rate as a dividend. However, amounts so withheld are refundable to the extent it is subsequently determined that such distribution was, in fact, in excess of our current and accumulated earnings and profits. We are also required to withhold 10% of any distribution in excess of our current and accumulated earnings and profits. Consequently, although we intend to withhold at a rate of 30% on the entire amount of any distribution, to the extent that we do not do so, any portion of a distribution not subject to withholding at a rate of 30% will be subject to withholding at a rate of 10%.

    For any year in which we qualify as a REIT, distributions that are attributable to gain from sales or exchanges of a U.S. real property interest, which includes certain interests in real property, but generally does not include mortgage loans or mortgage backed securities, will be taxed to a Non-U.S. stockholder under the provisions of the Foreign Investment in Real Property Tax Act of 1980 ("FIRPTA"). Under FIRPTA, distributions attributable to gain from sales of U.S. real property interests are taxed to a non-U.S. stockholder as if such gain were effectively connected with a U.S. business. Non-U.S. stockholders thus would be taxed at the normal capital gain rates applicable to U.S. stockholders (subject to applicable alternative minimum tax and a special alternative minimum tax in the case of nonresident alien individuals). Distributions subject to FIRPTA also may be subject to the 30% branch profits tax in the hands of a non-U.S. stockholder that is a corporation. We are required to withhold 35% of any distribution that is designated by us as a U.S. real property capital gains dividend. The amount withheld is creditable against the non-U.S. stockholder's FIRPTA tax liability.

    Gain recognized by a non-U.S. stockholder upon a sale of our stock generally will not be taxed under FIRPTA if we are a "domestically controlled REIT," which is a REIT in which at all times during a specified testing period less than 50% in value of the stock was held directly or indirectly by non-U.S. persons. Although we currently believe that we are a "domestically controlled REIT," because our stock is publicly traded, no assurance can be given that we are or will remain a "domestically controlled REIT." Even if we do not qualify as a "domestically controlled REIT," a non-U.S. stockholder that owns, actually or constructively, 5% or less of our stock throughout a specified testing period will not recognize taxable gain on the sale of his stock under FIRPTA if the shares are traded on an established securities market.

    Gain not subject to FIRPTA will be taxable to a non-U.S. stockholder if
(i) the non-U.S. stockholder's investment in the stock is effectively connected with a U.S. trade or business, in which case the non-U.S. stockholder will be subject to the same treatment as U.S. stockholders with respect to such gain, or
(ii) the non-U.S. stockholder is a nonresident alien individual who was present in the U.S. for 183 days or more during the taxable year and other conditions are met, in which case the nonresident alien individual will be subject to a 30% tax on the individual's capital gains. If the gain on the sale of the stock were to be subject to taxation under FIRPTA, the non-U.S. stockholder would be subject to the same treatment as U.S. stockholders with respect to such gain (subject to applicable alternative minimum tax, a special alternative minimum tax in the case of nonresident alien individuals, and the possible application of the 30% branch profits tax in the case of non-U.S. corporations).

STATE, LOCAL AND FOREIGN TAXATION

    We may be required to pay state, local and foreign taxes in various state, local and foreign jurisdictions, including those in which we transact business or make investments, and our stockholders may be required to pay state, local and foreign taxes in various state, local and foreign jurisdictions, including those in which they reside. Our state, local and foreign tax treatment may not conform to the Federal income tax consequences summarized above. In addition, your state, local and foreign tax treatment may not conform to the Federal income tax consequences summarized above. Consequently, you should consult your tax advisor regarding the effect of state, local and foreign tax laws on an investment in our securities.

POSSIBLE LEGISLATIVE OR OTHER ACTIONS AFFECTING REITS.

    The rules dealing with Federal income taxation are constantly under review by persons involved in the legislative process and by the Internal Revenue Service and the U.S. Treasury Department. Changes to the tax law, which may have retroactive application, could adversely affect us and our investors. It cannot be predicted whether, when, in what forms, or with what effective dates, the tax law applicable to us or our investors will be changed.

                              SELLING SHAREHOLDER

    As of March 6, 2000, RECP II Anthracite, LLC beneficially owned 1,200,000 shares of our Series A preferred stock, currently convertible into 4,081,680 shares of common stock. The selling shareholder acquired those shares from us on December 2, 1999 in a private placement. Registration of those shares of Series A preferred stock or the shares of common stock into which they are convertible does not necessarily mean that the selling shareholder will sell all or any of those Series A preferred or common shares. Because the selling shareholder may sell all or some of those Series A preferred or common shares, no estimate can be given as to the number of shares of our Series A preferred stock or common stock that will be held by the selling shareholder after completion of any offering. Andrew P. Rifkin, a managing director of the selling shareholder, was appointed as a director of Anthracite in December 1999.

    In connection with the acquisition of Series A preferred stock by the selling shareholder, we entered into a registration rights agreement granting to the selling shareholder and its transferes and assigns demand and "piggy-back" registration rights with respect to the Series A preferred stock and shares of common stock issuable upon conversion of the Series A preferred stock.

                              PLAN OF DISTRIBUTION

    This prospectus, including any amendment or supplement, may be used in connection with sales of up to 1,200,000 shares of Series A preferred stock issued to the selling shareholder, or the common stock issuable upon conversion of the Series A preferred stock or any of the securities issued as (or issuable upon the conversion or exercise of any warrant, right or other security which is issued as) a dividend or other distribution with respect to or in exchange generally by us for, or in replacement by us generally of, the Series A preferred stock or common stock issuable upon conversion of the Series A preferred stock, subject to the terms of a registration rights agreement between the selling shareholder and us.

    The selling shareholder, or its pledgees, assignees, transferees or other successors in interest may offer its shares of Series A preferred stock or common stock at various times in one or more of the following transactions:

    - in exchange or the over-the-counter market transactions;

    - in private transactions other than exchange or over-the-counter market transactions;

    - through short sales or put and call option transactions;

    - through underwriters, brokers or dealers (who may act as agent or principal);

    - directly to one or more purchasers;

    - through agents;

    - through distribution by the selling shareholder or its successor in interest to its members, partners or shareholders;

    - in negotiated transactions;

    - by pledge to secure debts and other obligations; or

    - in a combination of such methods.

The selling shareholder may sell its shares at market prices prevailing at the time of sale, at prices related to such prevailing market prices, at negotiated prices or at fixed prices.

    The selling shareholder also may resell all or a portion of its Series A preferred stock or common stock issuable upon conversion of the Series A preferred stock in open market transactions in reliance upon Rule 144 under the Securities Act, provided it meets the criteria and conforms to the requirements of Rule 144.

    The selling shareholder may use underwriters, brokers, dealers or agents to sell its shares. Any underwriters, brokers, dealers or agents may receive compensation in the form of discounts, concessions or commissions from the selling shareholder, the purchaser or such other persons who may be effecting sales hereunder (which discounts, concessions or commissions as to particular underwriters, brokers, dealers or agents may be in excess of those customary in the types of transactions involved). Underwriters may sell the Series A preferred stock or common shares to or through dealers, and such dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from the purchasers for whom they may act as agents. The selling shareholder or other persons effecting sales hereunder, and any such underwriters, brokers, dealers and agents may be deemed to be "underwriters" within the meaning of the Securities Act, and any discounts or commissions they receive and any profit on the sale of the Series A preferred stock or common shares they realize may be deemed to be underwriting discounts and commissions under the Securities Act. Some sales may involve shares in which the selling shareholder has granted security interests and which are being sold because of foreclosure of those security interests. We have agreed to indemnify the selling shareholder against certain liabilities, including liabilities arising under the Securities Act. The selling shareholder or other persons effecting sales hereunder may agree to indemnify any such underwriters, dealers and agents against certain liabilities, including liabilities under the Securities Act.

    The selling shareholder may enter into hedging transactions with broker-dealers or other financial institutions. In connection with such transactions, broker-dealers or other financial institutions may engage in short sales of our shares of our Series A preferred or common stock in the course of hedging the positions they assume with the selling shareholder. The selling shareholder may also enter into options or other transactions with broker-dealers or other financial institutions which require the delivery to such broker-dealer or other financial institution of our shares of Series A preferred stock or common stock offered hereby, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

    Under the securities laws of certain states, the securities offered by this prospectus may be sold in those states only through registered or licensed brokers or dealers. In addition, in certain states the securities offered by this prospectus may not be sold unless they have been registered or qualified for sale in such state or an exemption from registration or qualification is available and is complied with. In connection with any resales by the selling shareholder, a prospectus supplement, if required, will be filed under Rule 424(b) under the Securities Act, disclosing the number of shares involved and other details of such resale to the extent appropriate.

    Any common stock sold by the selling shareholder pursuant to a prospectus supplement will be listed on the NYSE, subject to official notice of issuance. Any underwriters to whom the selling shareholder sells securities for public offering and sale may make a market in the securities, but such underwriters will not be obligated to do so and may discontinue any market making at any time without notice. The securities, other than the common stock, may or may not be listed on a national securities exchange.

                                 LEGAL OPINIONS

    Some legal matters relating to the securities offered hereby will be passed upon for us by Skadden, Arps, Slate, Meagher & Flom LLP. Certain legal matters relating to Maryland law relating to the validity of the securities being offered by this prospectus are being passed upon for us by Miles & Stockbridge P.C.

                                    EXPERTS

    Our financial statements incorporated in this prospectus by reference from our Annual Report on Form 10-K has been audited by Deloitte & Touche LLP, independent auditors, as stated in their report, which is incorporated herein by reference, and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

                                    PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

    The following table sets forth the expenses to be borne by the registrant in connection with the offerings described in this Registration Statement. All such expenses other than the Securities and Exchange Commission registration fee are estimates.

Securities and Exchange Commission Registration Fee.........  $ 52,800
Transfer Agents, Trustees and Depositary's Fees and
  Expenses..................................................    10,000
Printing and Engraving Fees and Expenses....................    25,000
Accounting Fees and Expenses................................    10,000
Legal Fees..................................................    75,000
Rating Agency Fees..........................................    10,000
Miscellaneous (including Listing Fees, if applicable).......     4,400
                                                              --------
  Total.....................................................  $187,200
                                                              ========

As permitted by the MGCL, the registrant's Charter obligates it to indemnify its present and former directors and officers and the Manager and its employees, officers, directors and controlling persons and to pay or reimburse reasonable expenses for such persons in advance of the final disposition of a proceeding to the maximum extent permitted from time to time by Maryland law. The MGCL permits a corporation to indemnify its present and former directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made a party by reason of their service in those or other capacities, unless it is established that (a) the act or omission of the director or officer was material to the matter giving rise to such proceeding and (i) was committed in bad faith, or (ii) was the result of active and deliberate dishonesty, (b) the director or officer actually received an improper personal benefit in money, property or services, or (c) in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful. The registrant's Bylaws implement the provisions relating to indemnification contained in its Charter. The MCGL permits the charter of a Maryland corporation to include a provision limiting the liability of its directors and officers to the corporation and its stockholders for money damages, except to the extent that (i) the person actually received an improper benefit or profit in money, property or services, or (ii) a judgment or other final adjudication is entered in a proceeding based on a finding that the person's action, or failure to act, was the result of active and deliberate dishonesty and was material to the cause of action adjudicated in the proceeding. The registrant's Charter contains a provision providing for elimination of the liability of its directors or officers to it or its stockholders for money damages to the maximum extent permitted by Maryland law from time to time. The registrant will maintain for the benefit of its officers and directors, officers' and directors' insurance.

ITEM 16. EXHIBITS

    The following is a list of all exhibits filed as a part of this Registration Statement on Form S-3, including those incorporated herein by reference.

       EXHIBIT
       NUMBER                             DESCRIPTION OF EXHIBITS
---------------------   ------------------------------------------------------------
         4.1            Articles Supplementary with respect to the Series A
                        preferred stock of Anthracite Capital, Inc. (incorporated
                        herein by reference to the Current Report on Form 8-K of
                        Anthracite Capital, Inc. on December 2, 1999).
         4.2            Registration Rights Agreement, dated as of December 2, 1999, by and between Anthracite Capital, Inc. and RECP II
                        Anthacite, LLC (incorporated herein by reference to the
                        Current Report on Form 8-K of Anthracite Capital, Inc. on
                        December 2, 1999).
         4.3            Securities Purchase Agreement, dated as of December 2, 1999, by and between Anthracite Capital, Inc. and RECP II
                        Anthracite, LLC (incorporated herein by reference to the
                        Current Report on Form 8-K of Anthracite Capital, Inc. on
                        December 2, 1999).
         5.1            Opinion of Miles & Stockbridge P.C.
        12.1            Statement re: Computation of Ratio of Earnings to Fixed
                        Charges.
        23.1            Consent of Deloitte & Touche LLP, Independent Accountants.
        23.2            Consent of Miles & Stockbridge P.C. (included in Exhibit
                        5.1).
        24.1            Power of Attorney of certain officers and directors of
                        Anthracite Capital, Inc. (included on signature page).
        24.2            Power of Attorney of Andrew P. Rifkin.

ITEM 17. UNDERTAKINGS

    The undersigned registrant hereby undertakes:

    (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement,

    (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

    (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

    The undersigned Registrant hereby further undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions set forth in Item 15, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

    The undersigned registrant hereby undertakes to file an application for the purpose of determining the eligibility of the trustee to act under subsection
(a) of Section 310 of the Trust Indenture Act in accordance with the rules and regulations prescribed by the Commission under Section 305(b)(2) of the Act.

                                   SIGNATURES

    Pursuant to the requirements of the Securities Act of 1933, Anthracite Capital, Inc. certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement or amendment thereto to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, in the State of New York on March 10, 2000.

                                ANTHRACITE CAPITAL, INC.

                                By   /s/ RICHARD M. SHEA
                                     -----------------------------------------
                                     Name: Richard M. Shea
                                     Title:  Chief Operating Officer and Chief
                                             Financial Officer

    Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

          SIGNATURE                        TITLE                    DATE
          ---------                        -----                    ----
              *
------------------------------  Chairman of the Board          March 10, 2000
       Laurence D. Fink

                                President and Chief
              *                   Executive Officer and
------------------------------    Director (Principal          March 10, 2000
        Hugh R. Frater            Executive Officer)

                                Chief Operating Officer and
     /s/ RICHARD M. SHEA          Chief Financial Officer
------------------------------    (Principal Financial         March 10, 2000
       Richard M. Shea            Officer and Principal
                                  Accounting Officer)
              *
------------------------------  Director                       March 10, 2000
      Donald G. Drapkin

              *
------------------------------  Director                       March 10, 2000
         Carl Guether

              *
------------------------------  Director                       March 10, 2000
       Jeffrey C. Keil

              *
------------------------------  Director                       March 10, 2000
       Andrew P. Rifkin

              *
------------------------------  Director                       March 10, 2000
   Kendrick R. Wilson, III

*By:     /s/ RICHARD M. SHEA
      -------------------------  Attorney-in-fact              March 10, 2000
           Richard M. Shea

                                 EXHIBIT INDEX

       EXHIBIT
       NUMBER                             DESCRIPTION OF EXHIBITS
---------------------                     -----------------------
         4.1            Articles Supplementary with respect to the Series A
                        preferred stock of Anthracite Captial, Inc. (incorporated
                        herein by reference to the Current Report on Form 8-K of
                        Anthracite Capital, Inc. filed on December 2, 1999).

         4.2            Registration Rights Agreement, dated as of December 2, 1999, by and between Anthracite Captial, Inc. and RECP II
                        Anthracite, LLC. (incorporated herein by reference to the
                        Current Report on Form 8-K of Anthracite Capital, Inc. filed on December 2, 1999).

         4.3            Securities Purchase Agreement, dated as of December 2, 1999, by and between Anthracite Capital, Inc. and RECP II
                        Anthracite, LLC. (incorporated herein by reference to the
                        Current Report on Form 8-K of Anthracite Capital, Inc. filed on December 2, 1999).

         5.1            Opinion of Miles & Stockbridge P.C.

        12.1            Statement re: Computation of Ratio of Earnings to Fixed
                        Charges.

        23.1            Consent of Deloitte & Touche LLP, Independent Accountants.

        23.2            Consent of Miles & Stockbridge P.C. (included in Exhibit
                        5.1).

        24.1 Power of Attorney of certain officers and directors of Anthracite Capital, Inc. (included on signature page).

        24.2            Power of Attorney of Andrew P. Rifkin.